UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e) (2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

CSX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

CSX
3141
CSX

2014 PROXY STATEMENT

CSX
How tomorrow moves

“At CSX, timely and transparent communication with shareholders is a vital part of how we create value, especially during times of transition.”

March 26, 2014

Dear Fellow Shareholder:

I am pleased to invite you to join the CSX Board of Directors, senior management and your fellow shareholders at our 2014 Annual Meeting of Shareholders on Wednesday, May 7, 2014 at the Boston Harbor Hotel at Rowes Wharf.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement includes information about the matters to be voted upon at the meeting. Our 2013 Annual Report to Shareholders, which includes CSX’s audited financial statements and additional information about our business, is also available for review. We encourage you to take a look to familiarize yourself with the latest business update from CSX. Proxy materials for the Annual Meeting of Shareholders are also available online to offer additional means for our shareholders to review important Company information and reduce the environmental impact of the meeting.

Fiscal year 2013 was an important year at CSX, as we continued to manage through the transition in U.S. energy markets and invest for the future. Despite a decline in coal revenue of nearly $300 million, CSX delivered a slight increase in full-year earnings per share over the previous year. The Company focused on the things we are able to control – generating productivity savings in excess of inflation, delivering industry-leading safety results and providing notable improvements in customer satisfaction. As a result, CSX is transitioning to a brighter future with a diversified portfolio that will create sustainable growth opportunities over the short and long term.

We continued executing on our balanced approach to capital deployment, launching a new $1 billion share buyback program and raising our dividend for the 10th time in 8 years. Strategic investments in markets such as intermodal enable CSX to capitalize on the expansion in the U.S. economy and will contribute to future growth. I look forward to discussing our results and outlook with you in Boston.

We hope that you will participate in the Annual Meeting, either by attending to vote in person or by submitting your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card (or voting instruction form, if you hold shares through a broker). If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. Please review the instructions on each of your voting options described in this Proxy Statement as well as in the Notice you received in the mail or via email.

On behalf of the Board of Directors, our management team and the 31,000 CSX employees around the country, thank you for your investment in CSX. I look forward to seeing you at the Annual Meeting.

Sincerely,

Michael J. Ward

Chairman of the Board, President and Chief Executive Officer

2014 Proxy Statement     1

PARTICIPATE IN THE FUTURE OF YOUR COMPANY, VOTE NOW.

It is very important that you vote to play a part in the future of your Company. Based on New York Stock Exchange (“NYSE”) rules, if your shares are held through a broker, bank or other nominee, they cannot vote on your behalf on non-discretionary matters.

Please cast your vote as soon as possible on all of the items listed below to ensure that your shares are represented.

Proposals which Require your Vote

		Board recommendation	Unvoted shares	Abstentions	Votes required for approval
PROPOSAL 1	Election of Directors	FOR each nominee	Do not count
PROPOSAL 2	Ratification of Accounting Firm	FOR	Discretionary vote	Do not count	Majority of shares
PROPOSAL 3	Advisory vote on Executive Compensation	FOR	Do not count	for any matter	cast for all matters
PROPOSAL 4	Shareholder Proposal	AGAINST	Do not count

Voting Options

Even if you plan to attend our Annual Meeting in person, please read this Proxy Statement with care, and vote using any of the following methods. In all cases, have your proxy card or voting instruction form in hand and follow the instructions.

By internet using a computer	By internet using a smartphone or tablet	By telephone	By mail

Visit 24/7 www.proxyvote.com	Scan this QR code 24/7 to vote with your mobile device (may require free software)	Dial toll-free 24/7 1-800-690-6903	Cast your ballot, sign and date your proxy card and send by mail

Visit our Annual Meeting Website

Visit our annual meeting website	• Review and download easy to read, interactive versions of our Proxy Statement and Annual Report • Sign up for future electronic delivery to reduce our impact on the environment

Attend our 2014 Annual Meeting of Shareholders

10:00 a.m. (EDT) on Wednesday, May 7, 2014
Boston Harbor Hotel,
70 Rowes Wharf,
Boston, MA 02110

2014 Proxy Statement     2

Notice of 2014 Annual Meeting of Shareholders

Wednesday, May 7, 2014

10:00 a.m., Eastern Time

Boston, Massachusetts

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of CSX Corporation (“CSX” or the “Company”) will be held at 10:00 a.m. (EDT) on Wednesday, May 7, 2014 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 for the purpose of considering and acting upon the following matters:

1.	To elect the 13 directors named in the attached Proxy Statement to the Company’s Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2014;

3.	To consider an advisory (non-binding) resolution to approve compensation for the Company’s named executive officers;

4.	To consider a shareholder proposal requesting action by the Board of Directors to allow shareholders to act by written consent; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR items 1, 2 and 3, and AGAINST item 4. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (i) vote by telephone or via the Internet; or (ii) if you requested printed proxy materials, complete, sign, date and return your proxy card in the postage-paid envelope provided.

Only shareholders of record at the close of business on March 7, 2014, which is the record date for the Annual Meeting, will be entitled to vote, either by proxy or by ballot. The Notice of Internet Availability of Proxy Materials is being mailed to those shareholders on or about March 26, 2014.

By Order of the Board of Directors,

Ellen M. Fitzsimmons

Executive Vice President-Law and Public Affairs

General Counsel and Corporate Secretary

2014 Proxy Statement     3

2014 Proxy Statement     4

2014 Proxy Statement     5

Back to Contents

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2013 performance, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 7, 2014. This Proxy Statement and the 2013 Annual Report are available on the Company’s Internet website (www.csx.com).

Annual Meeting of Shareholders

•	Date and Time: Wednesday, May 7, 2014 at 10:00 a.m. (EDT)

•	Place: Boston Harbor Hotel 70 Rowes Wharf Boston, MA 02110

•	Record Date: March 7, 2014

Eligibility to Vote

You can vote if you were a shareholder of record at the close of business on March 7, 2014, which is the Record Date for the Annual Meeting.

How to Cast Your Vote

You can vote by any of the following methods:

•	Internet (www.proxyvote.com) until 11:59 p.m. EDT on May 6, 2014;

•	Telephone (1-800-690-6903) until 11:59 p.m. EDT on May 6, 2014;

•	Completing, dating, signing and returning your proxy or voting instruction card on or before May 7, 2014; or

•	In person, at the Annual Meeting.

Business Highlights for 2013 (for more detail please see Form 10-K)

CSX’s performance in 2013 illustrated the underlying strength of the Company’s business, as well as its ability to deliver value for customers and shareholders, while preparing for long-term growth. Despite substantial gains in the Company’s intermodal and merchandise business, significant declines in coal volumes impaired top-line growth for the year. Nevertheless,

CSX delivered operating income of $3.473 billion for 2013. In addition, CSX returned approximately $950 million to shareholders in the form of dividends and share repurchases, while delivering a 49% increase in share price for 2013 compared to a 30% return for the S&P 500.

Voting Matters and Board Recommendations

Agenda Item		Board Vote Recommendation
1.	Election of Directors	FOR each director nominee
2.	Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2014	FOR
3.	Advisory Vote to Approve Executive Compensation	FOR
4.	Shareholder Proposal Regarding Action by Written Consent	AGAINST

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of Ernst & Young LLP as our independent auditor for 2014.

 2014 Proxy Statement     6

Back to Contents

Board Nominees

		Independent		Committee
Name	Director since	Yes	No	Memberships	Other Public Company Boards
Donna M. Alvarado	2006	X		• Audit	• Corrections Corporation of America
				• Compensation	• Park National Corporation
John B. Breaux	2005	X		• Governance	• LHC Group, Inc.
				• Public Affairs (Chair)
				• Executive
Pamela L. Carter	2010	X		• Governance	• Spectra Energy Corporation
				• Public Affairs
Steven T. Halverson	2006	X		• Audit
				• Compensation (Chair)
				• Executive
Edward J. Kelly, III	2002	X		• Governance (Chair)
				• Compensation
				• Executive
Gilbert H. Lamphere	2008	X		• Finance	• Las Vegas Railway Express
				• Public Affairs
John D. McPherson	2008	X		• Finance	• Las Vegas Railway Express
				• Public Affairs
Timothy T. O’Toole	2008	X		• Finance	• FirstGroup, plc
				• Governance
David M. Ratcliffe	2003	X		• Finance (Chair)	• SunTrust Bank
				• Public Affairs
				• Executive
Donald J. Shepard	2003	X		• Audit (Chair)	• The PNC Financial Services Group, Inc.
				• Compensation	• Travelers Companies, Inc.
				• Executive
Michael J. Ward	2003		X	• Executive (Chair)	• Ashland Inc.

J.C. Watts, Jr.	2011	X		• Governance	• Dillards, Inc.
				• Public Affairs	• ITC Holdings
J. Steven Whisler	2011	X		• Audit	• Brunswick Corporation
				• Compensation	• International Paper Co.

Board Governance
Directors elected annually
Independent presiding director
Policy prohibiting hedging and pledging by directors and executive officers
All directors attended 75% or more of the meetings in 2013
All standing committees (other than the Executive Committee) comprised of solely independent directors
Stock ownership guidelines for directors
Mandatory director retirement age
Majority voting standard and resignation policy
Executive sessions at all regular meetings

 2014 Proxy Statement     7

Back to Contents

2013 Target Compensation Mix For Named Executive Officers

Information regarding the compensation mix for the CEO and each Named Executive Officer is set forth below. The tables indicate that 69% of the CEO’s compensation and an average of 64% of the other Named Executive Officers’ compensation is at risk and subject to the achievement of one or more performance goals.

Executive Compensation Highlights

The table below highlights the 2013 compensation for the Named Executive Officers as disclosed in the Summary Compensation Table.

Name	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Michael J. Ward	$1,164,855	$9,212,408	$2,000,000	-	$67,369	$12,444,632
Chairman, President and CEO
Oscar Munoz	$715,217	$2,163,106	$836,804	$181,501	$46,201	$3,942,829
Executive Vice President and COO
Fredrik J. Eliasson	$532,609	$2,703,876	$623,152	$151,304	$26,184	$4,037,125
Executive Vice President and CFO
Clarence W. Gooden	$615,217	$2,703,876	$719,804	-	$46,063	$4,084,960
Executive Vice President and CCO
Ellen M. Fitzsimmons	$532,609	$1,622,336	$553,913	-	$33,367	$2,742,225
Executive Vice President, General Counsel, and Corporate Secretary

 2014 Proxy Statement     8

Back to Contents

Stock Performance Graph

The cumulative shareholder returns, assuming reinvestment of dividends, on $100 invested at December 31, 2008 are illustrated on the graph below. The Company references the Standard & Poor 500 Stock Index (“S&P 500”), which is a registered trademark of the McGraw-Hill Companies, Inc., and the Dow Jones U.S. Transportation Average Index, which provide comparisons to a broad-based market index and other companies in the transportation industry. As shown in the graph, CSX’s five-year stock returns significantly outpaced those of the S&P 500.

 2014 Proxy Statement     9

Back to Contents

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders above, including the election of the 13 directors named in this Proxy Statement, ratification of the selection of the Independent Registered Public Accounting Firm (the “Independent Auditors”) of CSX Corporation (the “Company” or “CSX”), the consideration of an advisory (non-binding) vote on executive compensation, and the consideration of a shareholder proposal if properly presented.

Where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. (EDT) on Wednesday, May 7, 2014 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, MA 02110. The facility is accessible to persons with disabilities. If you have a disability, we can provide assistance to help you participate in the Annual Meeting upon request. If you would like to obtain directions to be able to attend the Annual Meeting and vote in person, you can write to us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202 or call us at (904) 366-4242.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our 2013 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, the Notice of Internet

Availability of Proxy Materials (the “Notice”), which was mailed to most of our shareholders, instructs you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

How do I get electronic access to the proxy materials?

The Notice provides you with instructions on how to:

•	View CSX’s proxy materials for the Annual Meeting on the Internet; and

•	Instruct CSX to send future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of the printing and mailing of these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until terminated.

Who is soliciting my vote?

The Board of Directors of CSX (the “Board”) is soliciting your vote on matters being submitted for shareholder approval at the Annual Meeting. CSX will pay the costs of preparing proxy materials and soliciting proxies, including the reimbursement, upon request, of trustees, brokerage firms, banks and other nominee record holders for the reasonable expenses they incur to forward proxy materials to beneficial owners. In addition to using mail, proxies may be solicited by personal interview, telephone and electronic communication by officers and employees of the Company acting without special compensation.

 2014 Proxy Statement     10

Back to Contents

Who is entitled to vote?

Only shareholders of record at the close of business on March 7, 2014 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof, unless a new record date is set in connection with any such adjournments or postponements. On March 7, 2014, there were issued and outstanding 1,005,387,027 shares of common stock, the only outstanding class of voting securities of the Company.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting and, beginning two business days after notice of the Annual Meeting is given, at CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

What will I be voting on?

At the Annual Meeting, shareholders will vote on:

•	Election of the 13 directors named in this Proxy Statement;

•	Ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2014;

•	An advisory resolution to approve the compensation of the Company’s named executive officers;
•	A shareholder proposal regarding action by written consent; and

•	Such other matters as may properly come before the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CSX common stock you owned at the close of business on the Record Date.

How many shares must be present to hold the Annual Meeting?

The Company’s bylaws provide that a majority of the outstanding shares of stock entitled to vote constitutes a quorum at any meeting of shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held of record by a broker, bank or other nominee that are voted on any matter are included in determining the number of shares present.

Shares held by a broker, bank or other nominee that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

Your vote is important and we urge you to vote by proxy even if you plan to attend the Annual Meeting.

What are the vote requirements for each proposal?

Election of Directors. The Company’s state of incorporation is Virginia. As permitted under Virginia law and the Company’s bylaws, in an uncontested election, directors are elected by a majority of votes cast with respect to each nominee’s election by the shares entitled to vote at a meeting at which a quorum is present. In accordance with the Company’s Corporate Governance Guidelines, in an uncontested election, any incumbent director nominated for re-election as a director who is not re-elected in accordance with the Company’s bylaws shall promptly tender his or her resignation following certification of the shareholder vote. For more information on the procedures in these circumstances, see “Principles of Corporate Governance” below.

Other Proposals. For the ratification of the appointment of Ernst & Young LLP as CSX’s Independent Auditors for 2014 (Proposal 2), for the approval, on an advisory basis, of the compensation of the Company’s named executive officers (Proposal 3), and for the shareholder proposal regarding shareholder action by written consent (Proposal 4), the proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Abstentions and “broker non-votes” are not considered votes cast “for” or “against” any proposal at the Annual Meeting and will have no effect on the outcome of any vote.

 2014 Proxy Statement     11

Back to Contents

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

Vote by Telephone. You can vote your shares by telephone 24 hours a day by calling 1-800-690-6903 on a touch-tone telephone. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. If you are a beneficial owner, or you hold your shares in “street name” (that is, through a bank or broker), please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

Vote by Internet. You can also vote via the Internet by following the instructions in the Notice. The website address for Internet voting is indicated in the Notice. Internet voting is also available 24 hours a day. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote via the Internet.

Vote by Mail. If you requested printed proxy materials and choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the Annual Meeting.

If you want to vote in person at the Annual Meeting, and you hold your CSX stock in “street name,” you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I change my vote?

Yes. A proxy may be revoked by a shareholder any time before it is voted by written notice delivered to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202, by timely receipt of a later-dated signed proxy card, by a later vote via the Internet or by telephone, or by voting in person at the Annual Meeting. If you hold your shares in “street name,” you should follow the instructions provided by your broker if you wish to change your vote.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

The proposal to ratify the appointment of Ernst & Young LLP as CSX’s Independent Auditors for 2014 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. The proposals to: (i) elect directors; (ii) consider an advisory vote on executive compensation; and (iii) allow shareholders to act by written consent are non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required.

What happens if I return my proxy card but do not give voting instructions?

If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.

The Board of Directors unanimously recommends a vote:

1.	FOR the election of the 13 director nominees named in this Proxy Statement;

2.	FOR the ratification of the appointment of Ernst & Young LLP as CSX’s Independent Registered Public Accounting Firm for 2014;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	AGAINST the shareholder proposal requesting action by the Board to allow shareholders to act by written consent.

 2014 Proxy Statement     12

Back to Contents

What happens if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies on the enclosed proxy card will have discretion to vote on those matters for you. On the date we filed this Proxy Statement with the SEC, the Board did not know of any other matters to be raised at the Annual Meeting.

How are votes counted?

Votes are counted by the inspector of elections appointed by the Company.

What is the deadline for consideration of shareholder proposals for the 2015 Annual Meeting of Shareholders?

A shareholder who wants to submit a proposal to be included in the proxy statement for the 2015 Annual Meeting of Shareholders (the “2015 Meeting”) must send it to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL, 32202, so that it is received on or before November 26, 2014, unless the date of the 2015 Meeting is changed by more than 30 days from May 7, 2015, in which case the proposal must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2015 Meeting.

A shareholder who wants to submit a proposal that will not be in the proxy statement but will be considered at the 2015 Meeting, pursuant to the CSX bylaws, must send it to the principal executive offices of CSX so that it is received not earlier than the close of business on January 7, 2015, nor later than the close of business on February 6, 2015 unless the date of the 2015 Meeting is more than 30 days before or more than 70 days after May 7, 2015, in which case the proposal must be received not earlier than the 120th day prior to the date of the 2015 Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2015 Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2015 Meeting.

Does the Board consider director nominees recommended by shareholders?

Yes. The Governance Committee of the Board will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations should be submitted in writing addressed to the Chair of the Governance Committee, CSX Corporation, 500 Water Street, C160, Jacksonville, FL 32202, and should include a statement about the qualifications and experience of the proposed nominee, as discussed further below in the Board Leadership and Committee Structure section. Shareholders who wish to nominate a director nominee should do so in accordance with the nomination provisions of the Company’s bylaws. In general, a shareholder nomination for the 2015 Annual Meeting should be delivered to the Company at least 90 days but no more than 120 days prior to the first anniversary of this year’s Annual Meeting date unless the date of the 2015 Annual Meeting is more than 30 days before or more than 70 days after such anniversary, in which case the proposal must be received not earlier than the 120th day prior to the anniversary date of the 2014 Annual Meeting and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2014 Annual Meeting and the 10th day following the day on which the Company first publicly announces the date of the 2015 Annual Meeting. Nominations should be accompanied by a description of the proposed nominee’s qualifications and experience and his or her consent to serve if elected. A shareholder’s notice regarding any such nomination should also indicate the nominating shareholder’s name and address and the class and number of shares that he or she owns along with all other information required under Article I, Section 11(a)(ii) of the Company’s bylaws.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or a new record date has been fixed, your proxy will still be in effect and may be voted at the reconvened meeting. You will still be able to change or revoke your proxy with respect to any item until the polls have closed for voting on such item.

Do I need a ticket to attend the Annual Meeting?

Yes. You will be issued an admission ticket at the Shareholder Registration Desk at the Annual Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a broker, bank or other nominee, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

 2014 Proxy Statement     13

Back to Contents
ITEM 1:	ELECTION OF DIRECTORS

Thirteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. Unless otherwise specified, the proxy holders will cast votes FOR the election of the nominees named below. Each of the nominees named below was elected at the Company’s 2013 Annual Meeting of Shareholders.

As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any executive officer, nor is there any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

Although the Company does not have a formal Board diversity policy, the Board, as a group, is expected to represent a broad diversity of backgrounds and experience in business matters and to be able to assess and evaluate the role and policies of the Company in the face of changing conditions in the economy, regulatory environment and customer expectations.

Nominees for Board membership are expected to be prominent individuals who demonstrate leadership and possess outstanding integrity, values and judgment. Directors and nominees must be willing to devote the substantial time required to carry out the duties and responsibilities of directors. In addition, each Board member is expected to represent the broad interests of the Company and its shareholders as a group, and not any particular constituency.

The Company believes that each of the director nominees adds to the overall diversity of the CSX Board of Directors. The director nominees bring a wide range of experience and expertise in management, railroad operations, financial markets, and public policy. In addition, several of the director nominees are able to provide valuable perspective into the political and regulatory environments, as well as certain key markets such as coal and construction.

Information regarding each Board nominee follows. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

The Board unanimously recommends a vote “FOR” the election of the following Director nominees.

Donna M. Alvarado

Independent Director Nominee	Age: 65 Director since: 2006 CSX Committees: Audit / Compensation Other Public Directorships: Corrections Corporation of America and Park National Corporation

Donna M. Alvarado has served as a CSX director since September 2006. Ms. Alvarado is the founder and current President of Aguila International, a business-consulting firm. Previously, Ms. Alvarado served as President and Chief Executive Officer of a global educational publishing company from 1989-1993. She has served on corporate boards in the manufacturing, banking, transportation, and services industries. She has also led state and national workforce policy boards.

Ms. Alvarado currently serves on the boards of directors of Corrections Corporation of America and Park National Corporation. She previously served as Chairwoman of the Ohio Board of Regents. Following executive and legislative staff appointments at the U.S. Department of Defense and in the U.S. Congress, Ms. Alvarado was appointed by President Ronald Reagan to lead the federal agency ACTION, the nation’s premier agency for civic engagement and volunteerism, a position which she held from 1985-1989.

As a result of her experience in the public and private sector, Ms. Alvarado brings to the Board significant workforce planning expertise, which is complemented by her experience with the Ohio Board of Regents.

 2014 Proxy Statement     14

Back to Contents

Senator John B. Breaux

Independent Director Nominee	Age: 70 Director since: 2005 CSX Committees: Governance / Public Affairs / Executive Other Public Directorships: LHC Group, Inc.

Senator John B. Breaux has served as a director of CSX since 2005. Senator Breaux held numerous leadership positions during his 14 years in the U.S. House of Representatives and 18-year tenure in the U.S. Senate, where he served on the House Public Works and Transportation Committee, the Senate Finance Committee, and the Senate Commerce Committee. Senator Breaux also founded the Centrist Coalition of Senate Democrats and Republicans and served as chairman of the Democratic Leadership Council. He brings extensive public policy and regulatory experience to the CSX Board at a time when Congress is considering additional legislation that could have a material effect on railroad operations.

From 2005 through 2007, Senator Breaux served as Senior Counsel at Patton Boggs LLP. Currently, Senator Breaux is a partner in the Breaux-Lott Leadership Group, a private consulting firm in Washington, DC owned by Patton Boggs LLP. He also serves as a director of LHC Group, Inc.

Pamela L. Carter

Independent Director Nominee	Age: 64 Director since: 2010 CSX Committees: Governance / Public Affairs Other Public Directorships: Spectra Energy Corporation

Pamela L. Carter joined the Board in 2010. Ms. Carter is President of Cummins Distribution, a division of Cummins, Inc., a designer, manufacturer and marketer of diesel engines and related components and power systems. Ms. Carter joined Cummins in 1997 as Vice President – General Counsel and held various management positions before her appointment as President of Cummins Distribution in 2008.

Prior to her career with Cummins, Ms. Carter served in various capacities with the State of Indiana and in the private practice of law. Ms. Carter was the first woman and the first African-American to hold the office of Attorney General in Indiana. Ms. Carter also served as Parliamentarian in the Indiana House of Representatives, Deputy Chief-of-Staff to Governor Evan Bayh, Executive Assistant for Health Policy & Human Services and Securities Enforcement Attorney for the Office of the Secretary of State.

Ms. Carter currently serves on the board of directors of Spectra Energy Corporation. She brings strong operational experience to the Board via her career with Cummins, Inc. Her extensive experience in government allows Ms. Carter to provide in-depth knowledge and insight into regulatory, legal and public policy matters.

 2014 Proxy Statement     15

Back to Contents

Steven T. Halverson

Independent Director Nominee	Age: 59 Director since: 2006 CSX Committees: Audit / Compensation / Executive Other Public Directorships: None

Steven T. Halverson has served as a director of CSX since September 2006. Mr. Halverson is the Chief Executive Officer of The Haskell Company, one of the largest design and construction firms in the United States. Prior to joining the Haskell Company in 1999, Mr. Halverson served as a Senior Vice President of M.A. Mortenson, a national construction firm. Mr. Halverson also serves as a director for Blue Cross Blue Shield of Florida, ACIG Insurance Co., the Florida Counsel of 100, the Florida Chamber of Commerce, the Construction Industry Roundtable and the Jacksonville Civic Council (chair).

Through his roles with key organizations in the state of Florida, Mr. Halverson provides broad leadership capabilities to the CSX Board. He also provides insight and perspective on the economy in general and the construction industry in particular.

Edward J. Kelly, III

Independent Director Nominee	Age: 60 Director since: 2002 CSX Committees: Compensation / Governance / Executive Other Public Directorships: None

Edward J. Kelly, III has served as a director of CSX since July 2002. Mr. Kelly is currently Chairman of the Institutional Clients Group at Citigroup, Inc. He joined Citigroup, Inc. in 2008 and has served as Vice Chairman, Chief Financial Officer and Head of Global Banking at Citigroup, Inc., as well as Chief Executive Officer of Citi Alternative Investments, an integrated alternative investments platform within Citigroup, Inc.

Mr. Kelly previously served as a Managing Director at The Carlyle Group and Vice Chairman of The PNC Financial Services Group, Inc. following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. At Mercantile, Mr. Kelly held the offices of Chairman, Chief Executive Officer and President from March 2003 until March 2007, and was Chief Executive Officer and President from March 2001 to March 2003. Before joining Mercantile, Mr. Kelly served as Managing Director and co-head of Investment Banking Client Management at J.P. Morgan Chase and Managing Director and Head of Global Financial Institutions at J.P. Morgan. Previously, Mr. Kelly was General Counsel at J.P. Morgan and a partner at the law firm of Davis Polk & Wardwell, where he specialized in matters related to financial institutions. Early in his career, Mr. Kelly served as a law clerk to Supreme Court Justice William J. Brennan, Jr. and U.S. Court of Appeals Judge Clement F. Haynsworth, Jr.

Mr. Kelly has previously served on the boards of directors for The Hartford Financial Services Group, The Hershey Company and Paris RE Holdings. As an executive in the banking industry, Mr. Kelly provides extensive financial and regulatory experience to the Board. He offers important perspective on global financial markets.

 2014 Proxy Statement     16

Back to Contents

Gilbert H. Lamphere

Independent Director Nominee	Age: 61 Director since: 2008 CSX Committees: Finance / Public Affairs Other Public Directorships: Las Vegas Railway Express

Gilbert H. Lamphere joined the Board in July 2008. He is Chairman of the Board of FlatWorld Capital, a private equity firm and is Managing Director of Lamphere Capital Management, a private investment firm which he founded in 1998.

Mr. Lamphere brings broad railroad experience to the Board as he has previously served as a director of Canadian National Railway, Chairman of Illinois Central Railroad before its sale to Canadian National in 1998, and a director of Florida East Coast Industries. Mr. Lamphere is also Chairman of the Board of Las Vegas Railway Express, a start-up passenger railroad which will operate between Los Angeles and Las Vegas. He has served as a director of nine other public companies, including Carlyle Industries, Inc., Cleveland-Cliffs, Inc., R.P. Scherer Corporation, Global Natural Resources Corporation and Recognition International, Inc. Earlier in his career, Mr. Lamphere was Vice President of Mergers and Acquisitions at Morgan Stanley.

John D. McPherson

Independent Director Nominee	Age: 67 Director since: 2008 CSX Committees: Finance / Public Affairs Other Public Directorships: Las Vegas Railway Express

John D. McPherson joined the Board in July 2008. He served as President and Chief Operating Officer of Florida East Coast Railway, a wholly-owned subsidiary of Florida East Coast Industries, Inc., from 1999 until his retirement in 2007. From 1993-1998, Mr. McPherson served as Senior Vice President – Operations, and from 1998-1999, he served as President and Chief Executive Officer of the Illinois Central Railroad. Prior to joining the Illinois Central Railroad, Mr. McPherson served in various capacities at Santa Fe Railroad for 25 years. As a result of his extensive career in the rail industry, Mr. McPherson serves as an expert in railroad operations.

Mr. McPherson currently serves on the board of directors of Las Vegas Railway Express, a start-up passenger railroad which will operate between Los Angeles and Las Vegas. From 1997-2007, Mr. McPherson served as a member of the board of directors of TTX Company, a railcar provider and freight car management services joint venture of North American railroads.

 2014 Proxy Statement     17

Back to Contents

Timothy T. O’Toole

Independent Director Nominee	Age: 58 Director since: 2008 CSX Committees: Finance / Governance Other Public Directorships: FirstGroup, plc

Timothy T. O’Toole joined the Board in September 2008. Mr. O’Toole is currently the Chief Executive Officer of FirstGroup, plc, a leading transportation company that primarily provides rail and bus services. FirstGroup, a publicly traded company on the London Stock Exchange, employs approximately 120,000 throughout the U.K. and North America and transports some 2.5 billion passengers a year. Mr. O’Toole previously served as the Managing Director of the London Underground from 2003 through April 2009, where he was responsible for operating and rebuilding the Tube, the world’s oldest metropolitan railway. Mr. O’Toole brings to the Board over 25 years of railroad industry experience. He also provides invaluable operational experience in crisis management evidenced by his leadership following a terror attack on the London Underground in 2005.

Previously, he served as President and Chief Executive Officer of Conrail from 1998 to 2001. During his more than 20 years at Conrail, he served in various senior management roles, including Senior Vice President of Law and Government Affairs, Senior Vice President of Finance and Chief Financial Officer, Vice President and Treasurer, and Vice President and General Counsel. Mr. O’Toole also serves as a member of the board of FirstGroup, plc.

David M. Ratcliffe

Independent Director Nominee	Age: 65 Director since: 2003 CSX Committees: Finance / Public Affairs / Executive Other Public Directorships: SunTrust Bank

David M. Ratcliffe has served as a director of CSX since January 2003. Mr. Ratcliffe retired from his position as Chairman, President and Chief Executive Officer of Southern Company, one of America’s largest producers of electricity, in December of 2010. He had held that position since 2004. From 1999 until 2004, Mr. Ratcliffe was President and Chief Executive Officer of Georgia Power, Southern Company’s largest subsidiary. Prior to becoming President and Chief Executive Officer of Georgia Power in 1999, Mr. Ratcliffe served as Executive Vice President, Treasurer and Chief Financial Officer.

Mr. Ratcliffe serves on the board of directors of SunTrust Bank. He also serves as a member of the boards of various organizations, including GRA Venture Fund, LLC, Georgia Research Alliance, Children’s Healthcare of Atlanta, Urjanet, a software start-up company, and the Centers for Disease Control Foundation. As Chairman, President and Chief Executive Officer of Southern Company, Mr. Ratcliffe participated in a heavily regulated industry with operations in substantial portions of the CSX service territory. Through this experience, he provides expertise in an ever-changing regulatory environment, which includes important public policy matters such as climate change legislation.

 2014 Proxy Statement     18

Back to Contents

Donald J. Shepard

Independent Director Nominee	Age: 67 Director since: 2003 CSX Committees: Audit / Compensation / Executive Other Public Directorships: The PNC Financial Services Group, Inc. and the Travelers Companies, Inc.

Donald J. Shepard has served as a director of CSX since January 2003. In 2008, Mr. Shepard retired as Chairman of the Board and Chief Executive Officer of AEGON, N.V., an international life insurance and pension company.

Mr. Shepard currently serves as a member of the boards of directors of The PNC Financial Services Group, Inc. (“PNC”) and the Travelers Companies, Inc. He was also a director of Mercantile Bankshares Corporation until 2007, when the company was acquired by PNC. Mr. Shepard is also a director of the U.S. Chamber of Commerce. Through his executive positions with AEGON, Mr. Shepard brings financial and risk management expertise to the CSX Board. Through his leadership role with the U.S. Chamber of Commerce, he also brings significant insight into developing business trends and opportunities and risk management.

Michael J. Ward

Management Director	Age: 63 Director since: 2003 CSX Committee: Executive Other Public Directorships: Ashland Inc.

Michael J. Ward is a thirty-six year veteran of the Company and has served as Chairman, President and Chief Executive Officer since January 2003. Mr. Ward’s career with CSX has included key executive positions in nearly all aspects of the Company’s business, including sales and marketing, operations, and finance.

Mr. Ward serves on the boards of directors of Ashland Inc., the Association of American Railroads and the American Coalition for Clean Coal Electricity.

 2014 Proxy Statement     19

Back to Contents

Congressman J.C. Watts, Jr.

Independent Director Nominee	Age: 56 Director since: 2011 CSX Committees: Governance / Public Affairs Other Public Directorships: Dillard’s, Inc. and ITC Holdings

Congressman J.C. Watts, Jr. has served as a director of CSX since May 2011. He is the Chairman and founder of J.C. Watts Companies, a multi-industry company headquartered in Washington, DC, with operations in Texas and Oklahoma. Congressman Watts has built a diverse business organization that includes Mustang Equipment, John Deere dealerships in Texas, as well as J.C. Watts Holdings, a private equity investment company and Watts Partners, a government and public affairs consulting company.

Congressman Watts served in the U.S. House of Representatives from 1995 through 2002. During his tenure, he served on various committees, including the House Armed Services Committee, House Transportation and Infrastructure Committee and House Banking Committee. He was the author of the legislation which led to the creation of the House Select Committee on Homeland Security.

Congressman Watts currently serves on the boards of directors of Dillard’s, Inc. and ITC Holdings. He served on the board of directors of Burlington Northern Santa Fe Corporation from 2003 until its acquisition by Berkshire Hathaway in 2010. Through his service on the board of Burlington Northern Santa Fe, he has experience in the operations of a Class I Railroad. As a former Congressman, he brings extensive legislative experience to the CSX Board of Directors.

J. Steven Whisler

Independent Director Nominee	Age: 59 Director since: 2011 CSX Committees: Audit / Compensation Other Public Directorships: Brunswick Corporation and International Paper Co.

J. Steven Whisler has served as a director of CSX since May 2011. He is the retired Chairman and Chief Executive Officer of Phelps Dodge Corporation, a mining and manufacturing company, where he served in many roles from 1981 until being named Chief Executive Officer in 2000. During his tenure at Phelps Dodge, Mr. Whisler was instrumental in the implementation of its “Zero and Beyond” safety program designed to eliminate workplace injuries and its “Quest for Zero” process-improvement program designed to, among other things, eliminate environmental waste while enhancing product quality.

Mr. Whisler currently serves on the boards of directors of Brunswick Corporation and International Paper Co. He also served as director of US Airways Group, Inc. from 2005 until 2011, and Burlington Northern Santa Fe from 1995 until its acquisition by Berkshire Hathaway in 2010. Through his tenure on the Burlington Northern Santa Fe board of directors and as a former executive in the mining industry, Mr. Whisler brings to the Board invaluable safety program experience, railroad knowledge and familiarity with one of the Company’s key markets.

 2014 Proxy Statement     20

Back to Contents

What are the directors’ qualifications to serve on the CSX Board of Directors?

The table below highlights the qualifications and experience of each director that resulted in the Board’s determination that each nominee is uniquely qualified to serve on the Board.

Director Qualifications and Experience	Alvarado	Breaux	Carter	Halverson	Kelly	Lamphere	McPherson	O’Toole	Ratcliffe	Shepard	Ward	Watts	Whisler
BUSINESS OPERATIONS gives directors a practical understanding of developing, implementing and assessing the Company’s operating plan and business strategy.	*	*	*	*	*	*	*	*	*	*	*	*	*
CORPORATE GOVERNANCE experience supports Board and management accountability, transparency and protection of shareholder interests.	*	*	*	*	*	*		*	*	*	*	*	*
FINANCE / CAPITAL ALLOCATION experience is important in evaluating the Company’s capital structure.			*	*	*	*	*	*	*	*	*		*
FINANCIAL EXPERTISE / LITERACY is important because it assists directors with their oversight of financial reporting and internal controls.	*	*	*	*	*	*	*	*	*	*	*	*	*
GOVERNMENT / PUBLIC POLICY experience is important in understanding the regulatory environment in which the Company operates.	*	*	*				*	*	*		*	*	*
RISK MANAGEMENT experience is critical to the Board’s risk oversight role.	*		*	*	*		*	*	*	*	*		*
MARKETING/SALES experience is important to understanding the Company’s business strategies in developing new markets.			*	*			*	*	*	*	*		*
TALENT MANAGEMENT experience is valuable in helping the Company attract, motivate and retain high performing employees, including succession planning efforts.	*		*	*	*		*	*	*	*	*		*
TRANSPORTATION INDUSTRY experience is important to understanding the dynamics within the freight transportation sector.		*				*	*	*			*	*	*

What if a nominee is unable to serve as director?

If any of the nominees named above is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

Director Independence

The Board annually evaluates the independence of each of its directors and, acting through its Governance Committee, the performance of each of its directors. The Board has determined that the following nominees for election as directors are independent under the listing standards of the NYSE: Donna M. Alvarado, John B. Breaux, Pamela L. Carter, Steven T. Halverson, Edward J. Kelly, III, Gilbert H. Lamphere, John D. McPherson, Timothy T. O’Toole, David M. Ratcliffe, Donald J. Shepard, J.C. Watts, Jr. and J. Steven Whisler. In making this determination, the Board considered the NYSE listing standards, as well as transactions or relationships, if any, between each director, director nominee or his or her immediate family and the Company or its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and thus inconsistent with a determination that the director or nominee is independent.

In February 2014, the Board determined that there were no relationships with any of the non-management director nominees that would preclude an affirmative independence determination. Accordingly, the Board affirmatively determined that each of the director nominees, other than Mr. Ward, as a management director, is independent under the NYSE listing standards.

 2014 Proxy Statement     21

Back to Contents

Principles of Corporate Governance

The Board is committed to corporate governance principles and practices that facilitate the fulfillment of its fiduciary duties to shareholders and to the Company. The Board has adopted Corporate Governance Guidelines that reflect the high standards that employees, investors, customers, suppliers and others can and should expect. Key corporate governance principles observed by the Board and the Company include:

•	Nomination of a slate of directors for election to the Company’s Board, a substantial majority of which are independent, as that term is defined in applicable laws and NYSE listing standards;

•	Establishment of qualification guidelines for director candidates and review of each director’s performance and continuing qualifications for Board membership;

•	The requirement that the Governance, Compensation and Audit Committees be comprised solely of independent directors;

•	Authority for the Governance, Compensation and Audit Committees to retain outside, independent advisors and consultants when appropriate;

•	Adoption of a Code of Ethics, which meets applicable rules and regulations and covers all directors, officers and employees of CSX, including the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Controller;

•	Adoption of a Policy Regarding Shareholder Rights Plans, establishing parameters around the adoption of any future shareholder rights plan, including the expiration of any such plan within one year of adoption if the plan does not receive shareholder approval or ratification; and
•	Adoption of a Policy Regarding Shareholder Approval of Severance Agreements, requiring shareholder approval of certain future severance agreements with senior executives that provide benefits in an amount exceeding a threshold set forth in the policy.

CSX’s Corporate Governance Guidelines, Code of Ethics, and the charters of each standing committee are available on the Company’s website at http://investors.csx.com under the heading “Corporate Governance”. Shareholders may also request a free copy of any of these documents by writing to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Any waivers of or changes to the Code of Ethics that apply to our directors or executive officers will be disclosed on CSX’s website at http://www.csx.com. There were no waivers to the Code of Ethics in 2013.

Shareholders who wish to communicate with the Board, or with a particular director, may forward appropriate correspondence to CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202. Pursuant to procedures established by the non-management directors of the Board, the Office of the Corporate Secretary will forward appropriate correspondence to the Board or a particular director. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements. Interested parties who wish to communicate with the Presiding Director or non-management directors may forward correspondence to CSX Corporation, the Presiding Director, CSX Board of Directors, 500 Water Street, C160, Jacksonville, FL 32202.

Board of Directors Role in Risk Oversight

The Board of Directors has oversight responsibility with respect to the Company’s risk management processes. This includes understanding the Company’s philosophy and strategy towards risk management and mitigation. Management reports periodically to the Board of Directors and to specific committees on current risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

The Audit Committee is primarily responsible for overseeing the process by which risks are managed. This includes determining that management has established effective risk management practices to identify, assess, and manage the organization’s most significant risk exposures. Management routinely reports to the Audit Committee on risk management processes and the risk identification and evaluation results. The Company has also established an internal Risk Oversight Committee that reviews the Company’s risk profile and provides a methodology and framework for risk management and mitigation processes.

Transactions With Related Persons and Other Matters

CSX operates under a Code of Ethics that requires all employees, officers and directors, without exception, to avoid engaging in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to CSX than could be obtained from an unrelated person. The Audit Committee is responsible for review and oversight of all transactions with related persons. CSX has not adopted written procedures for reviewing related person transactions, but generally follows the procedures described below.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CSX (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in any fiscal year, and in which any Related Person had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

CSX considers a “Related Person” to be: (i) any person who is, or at any time since the beginning of the last fiscal year was, a director or executive officer or a nominee to become a director; (ii) any person who is known to be the beneficial owner of more than 5% of any class of CSX’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent,

 2014 Proxy Statement     22

Back to Contents

spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

On an annual basis in response to the Directors and Officers Questionnaire (“Questionnaire”), each director, director nominee and executive officer submits to the Corporate Secretary a description of any current or proposed Related Person Transactions. Directors and executive officers are expected to notify the Corporate Secretary of any updates to the list of Related Person Transactions during the year. If Related Person Transactions are identified, those transactions are reviewed by the Audit Committee.

The Audit Committee will evaluate Related Person Transactions based on:

•	information provided by the Board during the required annual affirmation of independence;

•	applicable responses to the Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee; and

•	any other applicable information provided by any director or officer of the Company.

In connection with the review of any Related Person Transaction, the Audit Committee will consider whether the transaction will be a conflict of interest or give the appearance of a conflict of interest. In the case of any Related Person Transaction involving an outside director or nominee for director, the Audit Committee will also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the NYSE listing standards. There were no Related Person Transactions in 2013.

Board Leadership and Committee Structure

CSX combines the roles of Chairman and Chief Executive Officer, which is balanced through the appointment of an independent Presiding Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of the Company and shareholders at this time. The Board believes that the use of a Presiding Director with carefully delineated duties provides appropriate independent oversight of Management. Independent oversight has been further assured by having only one member of Management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Presiding Director is an independent director selected annually by the Governance Committee. Mr. Kelly currently serves as the Presiding Director. The duties of the Presiding Director include: (i) presiding at all meetings of the Board at which the Chairman is not present; (ii) serving as liaison between the Chairman and the independent directors; (iii) approving information, meeting agendas and meeting schedules sent to the Board; (iv) calling meetings of independent directors when appropriate; (v) pre-clearing all transactions in CSX securities by a director, the President and Chief Executive Officer, and the Executive Vice President-Law & Public Affairs, General Counsel and Corporate Secretary; and (vi) being available for direct communication with major shareholders as appropriate.

The CSX Board has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee, the Governance Committee, and the Public Affairs Committee. Each of these committees has a written charter approved by the Board, a copy of which can be found on the Company’s website at http://investors.csx.com under the heading “Corporate Governance”. As of the Record Date, the composition of the committees of the Board is as follows.

Director	Audit	Compensation	Executive	Finance	Governance	Public Affairs
Donna M. Alvarado
John B. Breaux						Chair
Pamela L. Carter
Steven T. Halverson		Chair
Edward J. Kelly, III					Chair
Gilbert H. Lamphere
John D. McPherson
Timothy T. O’Toole
David M. Ratcliffe				Chair
Donald J. Shepard	Chair
Michael J. Ward			Chair
J. C. Watts, Jr.
J. Steven Whisler

 2014 Proxy Statement     23

Back to Contents

 2014 Proxy Statement     24

Back to Contents

 2014 Proxy Statement     25

Back to Contents

 2014 Proxy Statement     26

Back to Contents

Meetings of the Board and Executive Sessions

During 2013, there were six meetings of the Board. Each of the current directors attended 75% or more of the meetings of the Board and the committees on which he or she served. The non-management directors meet alone in executive session at each Board meeting. These executive sessions are chaired by the Presiding Director. In accordance with the CSX Corporate Governance Guidelines, the independent directors (when different than non-management directors) meet in executive session at least once a year. While the Company does not have a formal policy regarding director attendance at annual shareholder meetings, the Company strongly encourages directors to attend absent an emergency. Last year, all director nominees attended the annual shareholders meeting.

Director Compensation

The Board periodically, but at least once every three years, reviews and sets the compensation for non-management directors based on the recommendation of the Governance Committee. Director compensation includes both cash and stock-based components. In recommending the amount and form of director compensation, the Committee considers, among other factors, the level of compensation necessary to attract and retain qualified, independent directors.

During 2013, each non-employee director received an annual retainer of $75,000, which was payable in cash unless the director chose to receive his or her fee in the form of CSX common stock. The Presiding Director received an additional $20,000. The chair of each Board committee other than the Audit and Compensation Committees received an additional $10,000. The Chair of the Audit Committee received an additional $20,000, and each member of the Audit Committee received an additional $5,000. The Chair of the Compensation Committee received an additional $15,000. At the February Board meeting, each non-employee director also received an annual grant of common stock in the amount of $150,000 with the number of shares based on the average closing price of CSX stock in the months of November, December and January.

Each director was eligible to defer all or a portion of his or her director’s fees in 2013, including cash and stock compensation, under the CSX Directors’ Deferred Compensation Plan (the “Directors’ Plan”). Cash deferrals are credited to an unfunded account and invested in various investment choices or deferred as shares of CSX common stock. The investment choices parallel the investment options offered to employees under CSX’s 401(k) plan. Stock deferrals are automatically held as outstanding shares in a rabbi trust, with dividends credited in the form of shares.

Directors also are eligible to receive other compensation and benefits as discussed below. Mr. Ward does not receive compensation for his services as a director.

 2014 Proxy Statement     27

Back to Contents

2013 Directors’ Compensation Table

The following table summarizes the compensation earned by each of the non-employee directors in 2013.

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[4] ($)	Total[5] ($)
Donna M. Alvarado	$80,000	$167,310	-	-	-	$1,451	$248,761
John B. Breaux	$85,000	$167,310	-	-	-	$26,201	$278,511
Pamela L. Carter	$75,000	$167,310	-	-	-	$51,201	$293,511
Steven T. Halverson	$95,000	$167,310	-	-	-	$51,201	$313,511
Edward J. Kelly, III	$105,000	$167,310	-	-	-	$51,201	$323,511
Gilbert H. Lamphere	$75,000	$167,310	-	-	-	$51,201	$293,511
John D. McPherson	$75,000	$167,310	-	-	-	$41,201	$283,511
Timothy T. O’Toole	$75,000	$167,310	-	-	-	$21,201	$263,511
David M. Ratcliffe	$85,000	$167,310	-	-	-	$51,201	$303,511
Donald J. Shepard	$95,000	$167,310	-	-	-	$51,201	$313,511
J.C. Watts	$75,000	$167,310	-	-	-	$1,201	$243,511
J. Steven Whisler	$80,000	$167,310	-	-	-	$11,201	$258,511

1	Fees Earned or Paid in Cash – Includes a cash retainer of $75,000 and any Committee Chair Audit Committee or Presiding Director fees earned in 2013. Messrs. Breaux, McPherson, O’Toole, Ratcliffe and Shepard elected to defer 100% of their cash retainers and fees in the form of stock into the Directors’ Plan. Mr. Watts elected to defer 20% of his cash retainer and fees in the form of stock into the Directors’ Plan. Ms. Alvarado elected to defer 100% of her cash retainer and fees in the form of cash into the Directors’ Plan.
2	Stock Awards – Amounts disclosed in this column are based on the February 13, 2013 grant date fair value of the annual stock grant to directors calculated in accordance with FASB ASC Topic 718 (“Topic 718”). All such stock awards to directors are vested immediately upon grant.
3	Option Awards – The Company has not issued options since 2003. As of December 27, 2013, there were no stock options outstanding.
4	All Other Compensation – Includes excess liability insurance, Company matches under the Matching Gift Program. Under the Matching Gift Program, the Company makes direct contributions to approved charities selected by a director who contributes his or her own funds as well. The only perquisites to exceed $10,000 for any director were Company matches under the Matching Gift Program, which included matches in the following amounts: $50,000 for each of Messrs. Halverson, Kelly, Lamphere, Ratcliffe and Shepard and Ms. Carter, $40,000 for Mr. McPherson, $25,000 for Senator Breaux, $20,000 for Mr. O’Toole and $10,000 for Mr. Whisler.
5	Total – The differences in the amounts in this column are largely attributable to fees for committee Chairs, for service on the Audit Committee or as Presiding Director and the Company match on charitable contributions under the Matching Gift Program.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines to better align the interests of non-employee directors with the interests of shareholders. These guidelines require that all non-employee directors own shares of CSX common stock. Within five years of election to the Board, a non-employee director is expected to acquire and hold an amount of CSX common stock equal in value to five times the amount of such non-employee director’s annual retainer. Moreover, non-employee directors may only dispose of shares held in excess of 120% of the applicable ownership threshold. If the annual retainer increases, the non-employee directors will have five years from the time of the increase to acquire any additional shares needed to satisfy the guidelines. Further information on the Stock Ownership Guidelines is available on CSX’s website at http://investors.csx.com under the heading “Corporate Governance”. CSX has a policy prohibiting officers and directors from hedging or pledging of CSX securities.

Charitable Gift Plan

Directors elected before 2004 are eligible to participate in the CSX Directors’ Charitable Gift Plan (“Charitable Plan”). Under the Charitable Plan, if a director serves for five consecutive years, CSX will make contributions totalling $1 million on his or her behalf to charitable institutions designated by the

 2014 Proxy Statement     28

Back to Contents

director. Contributions to designated charities are made in installments, with $100,000 payable upon the director’s retirement and the balance payable in installments of $100,000 per year, starting at the time of the director’s death. Only four current directors are eligible to participate in the Charitable Plan.

Matching Gift Plan and Other Benefits

Directors may participate in the CSX Matching Gift Program, which is considered an important part of CSX’s philanthropy and community involvement. CSX will match director contributions to organizations that qualify for support under Company guidelines, up to a maximum annual CSX contribution of $50,000 per director. During 2013, 21 philanthropic organizations in areas served by the Company received $370,250 under the Matching Gift Program. The matching amounts are included in the

Directors’ Compensation Table.

In addition, CSX makes available to directors personal excess liability insurance at no expense to the directors. During 2013, the excess liability insurance premium, which is reflected in the “All Other Compensation” column of the Directors Compensation Table, was approximately $1,200 for each participating director.

 2014 Proxy Statement     29

Back to Contents
ITEM 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee recommended, and the Board approved, the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm to audit and report on CSX’s financial statements for the fiscal year ending December 26, 2014. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee and the Board.

Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Independent Registered Public Accounting Firm for the Company in 2013. Approximate fees paid to Ernst & Young LLP were as follows:

	2013	2012
Audit Fees:	$2,599,000	$2,418,000
Includes fees associated with the integrated audit, testing internal controls over financial reporting (SOX 404), the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits and other attestation services related to regulatory filings.
Audit Related Fees:	$305,000	$297,000
Includes audits of employee benefit plans and subsidiary audits.
Tax Fees:	–	$182,000
Includes fees for tax compliance and tax advice and planning.
All Other Fees:	$2,000	$14,000
Includes fees for advisory services for non-audit projects. The Audit Committee has concluded that the services covered under the caption “All Other Fees” are compatible with maintaining Ernst & Young LLP’s independent status.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by Ernst & Young LLP. The Chairman of the Audit Committee has the authority to approve all engagements that will cost less than $250,000 and, in such cases, will report any approvals to the full committee at the next scheduled meeting. All engagements expected to cost $250,000 or more require pre-approval of the full committee. In addition, it is Company policy that tax and other non-audit services should not equal or exceed base audit fees plus fees for audit-related services. In 2012 and 2013, the Audit Committee preapproved all services performed by Ernst & Young LLP.

The Board unanimously recommends that the shareholders vote “FOR” this proposal.

 2014 Proxy Statement     30

Back to Contents

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm for 2013, is responsible for expressing an opinion that: (i) the Company’s consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States; and (ii) the Company maintained, in all material respects, effective internal control over financial reporting as of December 27, 2013.

In this context, the Audit Committee has:

(i)	reviewed and discussed the audited financial statements for the year ended December 27, 2013 with management of the Company;
(ii)	discussed with E&Y, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committee,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

(iii)	received the written disclosures and the letter from E&Y as required by Rule 3526 of the PCAOB, regarding communications with the Audit Committee regarding independence, and has discussed E&Y’s independence with them.

Based on its review and on the discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

Members of the Audit Committee

Donald J. Shepard, Chairman
Donna M. Alvarado
Steven T. Halverson
J. Steven Whisler

Jacksonville, Florida

February 11, 2014

 2014 Proxy Statement     31

Back to Contents

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the principles of the Company’s executive compensation programs, how those principles are applied and how the Company’s compensation programs are designed to drive performance. This CD&A focuses on the compensation of the Company’s Named Executive Officers (“NEOs”) as set forth below.

Name	Title
Michael J. Ward	Chairman, President and Chief Executive Officer (“CEO”)
Oscar Munoz	Executive Vice President and Chief Operating Officer (“COO”)
Fredrik J. Eliasson	Executive Vice President and Chief Financial Officer (“CFO”)
Clarence W. Gooden	Executive Vice President and Chief Commercial Officer (“CCO”)
Ellen M. Fitzsimmons	Executive Vice President, General Counsel and Corporate Secretary

Executive Overview

2013 Business Highlights

In 2013, the Company demonstrated its ability to manage through volatility in the marketplace as continued declines in coal volume were more than offset by the strength in our merchandise and intermodal businesses. Despite the ongoing changes in overall traffic mix, CSX’s operational performance remained strong, posting significant service and productivity gains for the year. Below are notable business highlights for 2013.

•	Record revenue and operating income of $12 billion and $3.473 billion, respectively

•	Quarterly cash dividend increase of 7% to $0.15 per share

•	2013 share price appreciation of 46%

•	Repurchase of approximately 14 million shares of CSX common stock

•	Record customer satisfaction levels

CSX remains highly committed to delivering value to shareholders through a balanced approach to deploying cash that includes investments in the business, dividend growth and share repurchases. In 2013, CSX returned approximately $950 million to its shareholders in the form of dividends and share repurchases. CSX also announced a new $1 billion share repurchase program that is expected to be completed in 2015 based on market and business conditions. In 2013, the Company also invested $2.3 billion to further enhance the capacity, quality, safety and flexibility of its transportation network.

Aligning Compensation Program with Leading Governance Practices

The Compensation Committee of the Board (the “Committee”) establishes compensation programs that incorporate leading governance principles. Highlighted below are certain executive compensation practices designed to drive performance and foster strong corporate governance.

CSX Compensation Practices Include:	CSX Compensation Practices Do NOT Include:
High percentage of executive compensation that is performance-based	Dividends or dividend equivalents on unvested performance shares
Performance measures that are highly correlated to shareholder value creation	Excise tax gross ups
An independent compensation consultant	Repricing of underwater options (no options outstanding)
Significant share ownership requirements for executives	Recycling of shares withheld for taxes
Change of Control agreements requiring a double trigger (i.e., change of control plus termination)	Hedging of CSX securities by directors or executive officers
Clawbacks in short and long-term incentive plans	Pledging of CSX securities by directors or executive officers

 2014 Proxy Statement     32

Back to Contents

Aligning Executive Compensation with Company Performance

The Committee’s performance-based compensation philosophy is designed to attract and retain executives and motivate them to deliver superior performance results. The Committee structures the Company’s executive compensation program to reward short and long-term performance that creates value for shareholders. The compensation program is designed to provide an appropriate allocation between fixed and variable compensation while mitigating unnecessary or inappropriate risk. Each NEO’s total compensation is heavily weighted towards performance-based awards with long-term incentive compensation comprising the majority of the target compensation.

Long-Term Incentive Compensation. Since 2006, the Company has used operating ratio (“OR”) as the primary performance measure for the long-term incentive plan (“LTIP”). OR is defined as annual operating expense divided by annual operating revenue adjusted by excluding non-recurring items that are disclosed in the Company’s financial statements.

The Company’s performance has generated long-term incentive payouts in past years that correspond to the improvements in operating performance, confirming that OR has served as a positive driver of performance and proper target for determining compensation. Shareholder value has increased over the one-year, three-year and five-year periods ending December 27, 2013, providing total shareholder returns of 46%, 43% and 161%, respectively. The chart below shows the alignment between the CEO’s LTIP payouts and the total shareholder return (“TSR”) during the periods covered by each of the LTIP cycles over the last five years.

CEO LTIP PAYOUTS vs. 3-YEAR TSR

For the 2011-2013 cycle, the Company set an aggressive OR target goal of 66% by the end of 2013. Due to substantial volume declines in our coal markets, the Company was unable to achieve this target. Although OR improved during the cycle to 70.6% in 2011 and 70.6% in 2012, we could not sustain or improve these levels through 2013, resulting in no payout of the performance units because the OR target was not met.

While OR remains a significant component of the LTIP, the opportunity for incremental OR improvement prompted us to seek an equally weighted additional financial measure to drive employee performance and value creation. Accordingly, the Company added return on assets (“ROA”) as an additional financial measure for the 2013-2015 LTIP cycle to supplement OR. ROA was added as a second financial performance measure to drive service and profitability through better asset utilization. CSX uses OR and ROA as performance measures because they have a high correlation to shareholder value.

Short-Term Incentive Compensation. The Company utilizes operating income as the financial performance measure used to determine annual incentive compensation. In addition, the annual incentive compensation program also incorporates various strategic measures. Since 2005, operating income has increased 125% from $1.541 billion to a record $3.473 billion in 2013. The Company exceeded its 2013 operating income target of $3.3 billion resulting in a short-term incentive payout of 130% of target adjusted for individual performance.

 2014 Proxy Statement     33

Back to Contents

The chart below shows the correlation between the CEO’s short-term incentive compensation payouts and the indexed one-year TSR over the last five years.

CEO ANNUAL INCENTIVE PAY vs. 1-YEAR TSR

CEO’s Total Compensation in 2013. The Summary Compensation Table contains a mix of earned pay and target value pay for long-term incentive compensation. It does not reflect the NEO’s actual or “realized” pay (“Realized Pay”) for the most recently completed fiscal year. The CEO’s Realized Pay could be worth more or less than what is shown in the Summary Compensation Table depending on the CEO’s performance and the Company’s financial results and stock price. The chart below shows the CEO’s Realized Pay for the 2013 fiscal year. Based on financial performance for 2013, there was no payout for the 2011-2013 LTIP cycle.

Realized Pay includes the following:

•	base salary of $1.16 million paid during 2013;

•	restricted stock units (“RSUs”) that vested during 2013 (paid in May 2013) with a payout value of $1.51 million (based on the Company’s stock price on the vesting date); and

•	annual bonus of $2.0 million earned for 2013 (paid in early 2014).

Based on Company and individual performance, the CEO’s Realized Pay for 2013 was approximately $4.67 million compared to $5.22 million in 2012.

CEO REALIZED PAY 2012 v. 2013

 2014 Proxy Statement     34

Back to Contents

Executive Compensation Practices

What is CSX’s executive compensation philosophy?

The Committee believes that a strong, dedicated and engaged executive leadership team is essential to driving performance and delivering shareholder value. Accordingly, the Committee has designed the executive compensation program to motivate and reward the executive leadership team and align their compensation with the short and long-term performance of the Company. In designing the Company’s compensation program, the Committee considers shareholder input through the annual say-on-pay vote, and believes that the positive 2013 vote (95.4% of votes cast voted for our say-on-pay proposal) validates the Company’s compensation philosophy.

The compensation program at CSX is premised on the following two key principles:

•	Balanced, performance-based compensation is essential to enhancing shareholder value; and

•	The total executive compensation opportunity, including benefits, should be competitive with reasonable market practices.

These key principles help ensure that the Company’s executives are properly compensated and focused on specific performance factors that measure progress against the Company’s strategic business goals.

What are the specific objectives of the Company’s executive compensation program?

The executive compensation program is structured to achieve the following objectives:

•	Provide Competitive Pay. Attract and retain talented, motivated, high-performing executives with specific skill sets and relevant experience.

•	Drive business and financial performance. Inspire leaders to achieve or exceed annual business goals.
•	Focus on long-term success. Mitigate risk and hold leaders accountable for long-term results to enable strong returns for shareholders over time.

•	Align ownership interest with shareholders. Require that a significant portion of overall compensation be performance-based equity to align the long-term interests of executives with those of CSX’s shareholders.

What is the role of the Compensation Committee?

The Committee oversees the development and approval of compensation and benefits philosophy, strategy and design. The Committee strives to incent and reward performance through compensation plans that appropriately balance risks and incentives, and take into account substantial independent data and perspectives, as well as continuously evolving market practices. The Committee believes this balanced approach motivates management to drive positive outcomes while mitigating the risk that any one incentive could lead an executive officer to take actions that are not in CSX’s long-term interests. In assessing performance of the NEOs in connection with incentive compensation payouts, the Committee conducts a detailed review of strategic goals, which includes enterprise, legal, compliance and fraud risk assessments.

In establishing individual executive compensation opportunities and awarding actual payouts, the Committee considers analyses and recommendations from its independent compensation consultant, competitive practices, the CEO’s recommendations (for senior executives other than himself), and internal practices. In determining opportunities and payouts, the Committee does not rely solely on guidelines, formulas or short-term changes in business performance. Key factors affecting these determinations include:

•	the nature, scope and level of the executive’s responsibilities internally relative to other executives, and externally based on market comparisons;

•	performance compared to the specific goals and objectives determined for CSX and for the individual executive at the beginning of the year;

•	the executive’s contribution to CSX’s financial results;

•	the executive’s contribution to CSX’s safety performance;

•	the executive’s effectiveness in leading CSX’s initiatives to improve customer service, productivity, and employee development and engagement; and

•	the executive’s contribution to CSX’s commitment to corporate responsibility, including the executive’s success in creating a culture of unyielding integrity and compliance with applicable laws and CSX’s ethics policies.

What is the role of the independent Compensation Consultant?

Pursuant to its charter, the Committee has sole authority to select, retain and terminate any consultant used to assist the Committee in fulfilling its duties, including the authority to approve or ratify payments and other retention terms to any consultant.

The Committee has retained an independent compensation consultant, Meridian Compensation Partners, LLC (the “Consultant”), to provide objective analyses and to assist in the development and evaluation of the Company’s compensation programs. The Consultant reports directly to the Chairperson of the Committee and performs no other work for the Company. The Consultant generally attends all meetings where the Committee evaluates the overall effectiveness of the executive compensation programs or where the Committee analyzes or approves

 2014 Proxy Statement     35

Back to Contents

executive compensation. The Consultant is paid on an hourly fee basis, with such hourly rates approved by the Committee annually.

The Committee reviews the performance and independence of the Consultant on an annual basis, at which time they make a determination as to the renewal of the Consultant’s annual engagement. Each year, the Committee considers all appropriate information relating to the independence of the Consultant and its professionals involved in the work performed for, and advice provided to, the Committee. In 2013, after taking into account the factors set forth in the NYSE listing standards, the Committee determined that: (i) the relationships and work of the consulting firm and its professionals did not present any conflict of interest; and (ii) the Consultant and its professionals are independent for the purpose of providing advice to the Committee with respect to matters relating to the compensation of the executives and directors of the Company.

In 2013, the Consultant’s duties and responsibilities included:

•	advising in the design of the Company’s performance-based long-term incentive compensation plans;
•	assisting in the development of a peer group of companies for comparison purposes;

•	analyzing competitive practices, financial information, stock price, other performance data, CSX’s business needs and shareholder impact in the context of reviewing recommended compensation changes;

•	reviewing performance targets for the Company’s short-term and long-term incentive plans;

•	providing regular updates to the Committee with respect to current trends and developments in legislative and regulatory activity, compensation program design and governance;

•	consulting with the Committee Chair to plan and prioritize Committee agenda items; and

•	providing the Committee with an independence letter each year in a form approved by the Committee Chair.

The performance of the Consultant’s duties in 2013 required an understanding of relevant Company practices, critical business issues, human resource considerations, strategic initiatives, financial plans and actual results, performance drivers and cultural factors.

What is the role of the CEO in compensation decisions?

Mr. Ward reviews compensation benchmark data for members of his senior executive team (“Executive Team”), which includes the five most senior officers other than Mr. Ward. Using this data, he considers information on executive performance and scope of responsibility and makes individual compensation recommendations to the Committee for each Executive Team member. These recommendations include possible salary adjustments, generally considered every other year, and adjustments to the annual incentive compensation payout for Executive Team members based on individual performance during the previous year.

Mr. Ward also provides input on targets for performance-based compensation plans but does not participate in the formal determination of such targets. He does not make recommendations with respect to his own compensation, nor is he present when the Committee discusses his individual compensation.

What is the Company’s process for evaluating risk in connection with its compensation programs?

The Committee believes appropriately structured compensation plans should take into consideration enterprise risks and avoid encouraging behavior that leads to inappropriate increases in the Company’s overall risk profile. Accordingly, management, the Committee and the Consultant routinely review the Company’s enterprise risks and compensation plan design to consider whether the plans motivate the appropriate levels of risk and mitigate against unnecessary or excessive risk-taking.

On an annual basis, management prepares a risk assessment that focuses primarily on the structure, key features and risk mitigating factors included in the Company’s cash and stock incentive compensation programs. This risk assessment: (i) describes the process for establishing the Company’s compensation programs; (ii) reviews the risks and mitigating factors present in the Company’s compensation plans; (iii) analyzes the relationship between the compensation programs and the Company’s enterprise risks identified through the Company’s business risk mitigation process;

and (iv) provides recommendations for potential enhancements to further mitigate compensation risks. In 2013, management and the Consultant assessed the programs and concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse impact on the Company.

The risk assessment helps the Committee evaluate whether the Company has designed and implemented appropriate risk management processes that foster a culture of risk-awareness and effectively evaluate the nature of the risks inherent in the Company’s compensation programs. For example, in redesigning the LTIP in 2013, management took into consideration the Company’s Business Risk Management Profile, as well as various other risk elements and presented these to the Committee along with mitigating factors so that the Committee could make a well-informed assessment of the risks associated with changing the LTIP.

How does the executive compensation program mitigate against excessive risk taking?

The Committee believes the following elements of the Company’s executive compensation program serve to mitigate risk:

•	executive compensation appropriately balances between (i) fixed and variable compensation, and (ii) short and long-term compensation;
•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	rolling multi-year performance periods for the long-term incentive compensation program discourages short-term risk-taking;

 2014 Proxy Statement     36

Back to Contents
•	performance measures for short and long-term incentive awards apply to all eligible executives and employees alike, regardless of business unit;

•	performance measures for short and long-term incentive awards align with the Company’s strategic operating plan and focus on operating income, operating ratio, return on assets, safety, customer service, operating efficiency and other strategic goals;

•	performance measures align with shareholder value creation and reinforce alignment between executive and shareholder interests;

•	the addition of a second financial measure to the LTIP provides a balanced approach associated with reduced risk;

•	annual and long-term incentive awards include maximum payout caps;

•	short and long-term incentive compensation clawback provisions require repayment of awards in certain circumstances;

•	the Committee may apply downward discretion to reduce incentive compensation payouts for Executive Team members;
•	strict internal controls over the measurement and calculation of performance measures protect against manipulation by employees;

•	multi-year vesting of equity awards and share ownership guidelines properly account for the time horizon of risk; and

•	discontinued use of options (in 2003) mitigates the risk of over-leveraged incentive compensation grants.

Furthermore, the Company’s executive compensation program is designed to reward consistent performance by heavily weighting the NEO’s compensation to long-term incentives that reward sustainable financial and operating performance. Moreover, the Committee believes that the Company’s approach to goal setting, establishment of targets with payouts at differing levels of performance, and evaluation of performance results serve to mitigate excessive risk-taking that could negatively impact shareholder value or reward poor judgment or execution by executives.

How does CSX benchmark its competitive pay practices?

The Committee regularly evaluates competitive compensation data including information from peer railroad companies and general industry companies. Data includes broad surveys of general U.S. companies conducted by third parties and analysis of proxy disclosures of other major U.S. railroads.

The Company benchmarks targeted and actual payout data for the NEOs, including base salary, short-term and long-term incentives (“Total Direct Compensation”), with that of similar positions at peer railroad and general industry companies. For purposes of reviewing targeted Total Direct Compensation amounts for NEOs, the Committee reviews market data at the 25th, 50th and 75th percentiles of comparator group compensation. When making compensation decisions, the Committee considers this market data, the scope of the individual’s responsibilities and performance and other factors previously discussed in this CD&A.

For 2013, the Company used a customized comparison group comprised of 18 primarily U.S.-based companies (the “Comparator Group”) to help determine compensation levels and mix. The Committee annually assesses and approves the Comparator Group to ensure that it reflects market characteristics comparable to those of the Company, including revenue, assets, net income, market capitalization, number of employees, industry type and business complexity. The Company believes the use of the Comparator Group over the larger general industry group allows for a more refined analysis of various compensation components. For 2013, the Comparator Group was comprised of the following companies:

CSX Peer Group	Revenue (2012) (in millions)	Market Cap (Dec. 31, 2012) (in millions)
Air Products and Chemicals, Inc.	$9,612	$17,508
Ball Corporation	$8,736	$6,878
Burlington Northern Sante Fe(1)	–	–
Cameron International Corp.	$8,502	$13,926
Cummins Inc.	$17,352	$20,424
Danaher Corporation	$18,260	$38,721
Dover Corporation	$8,104	$11,822
Entergy Corporation	$10,302	$11,327
Illinois Tool Works	$17,924	$28,182
Ingersoll-Rand	$14,035	$14,513
Norfolk Southern Corporation	$11,040	$19,544
PPG Industries, Inc.	$15,251	$20,756
Praxair, Inc.	$11,224	$32,521
Raytheon Company	$24,414	$18,983
Southern Company	$16,537	$37,420
Union Pacific Railroad Co.	$20,926	$59,231
Waste Management, Inc.	$13,649	$15,561
Weyerhaeuser Company	$7,059	$15,041
25th Percentile	$9,612	$14,513
Median	$13,649	$18,983
75th Percentile	$17,352	$28,182
CSX Corporation	$11,756	$20,349

(1)	In 2010, Berkshire Hathaway acquired Burlington Northern Santa Fe (“BNSF”). Accordingly, revenue and market capitalization data are not available for BNSF.

 2014 Proxy Statement     37

Back to Contents

What are the elements of the Company’s executive compensation program?

CSX uses a variety of compensation elements including: (i) Total Direct Compensation; and (ii) indirect pay—employee benefits, including retirement benefits, nonqualified deferred compensation plans and limited perquisites.

The Committee makes its decisions concerning the specific compensation elements and total compensation paid or awarded to the Company’s NEOs within the framework described below and after consultation with the Consultant. The objective is to provide total pay opportunities that are competitive with those provided by peer companies in the railroad industry and general industry, with actual payment dependent upon performance. The Committee bases its specific decisions and judgments on whether each award or payment provides an appropriate incentive and reward for individual performance that is consistent with the Company’s compensation objectives. The Committee also periodically reviews the competitiveness of indirect pay.

Were there any adjustments to NEO compensation in 2013?

Yes. All NEOs received adjustments to various elements of their compensation effective in May 2013 based on their performance and a review of the Comparitor Group and industry peers.

To better align Mr. Ward’s compensation with that of his industry peers, he received a 9.1% increase in base pay to $1.2 million as well as a $1 million increase to his long-term incentive opportunity grant to $7 million. This resulted in a 14.5% overall increase to his targeted Total Direct Compensation. Additionally, the Committee chose to recognize and further encourage Mr. Ward’s continued service to CSX by awarding him RSUs, with a target value of $1.5 million, which will vest in full at the end of three years. This award was designed to retain Mr. Ward in his role as Chairman and Chief Executive Officer of the Company even though he is eligible for retirement. The Committee believes these enhancements to Mr. Ward’s compensation are appropriate based on his leadership and performance. Mr. Ward’s last increase in base pay was in June 2008, and his most recent change in long-term incentive opportunity was in May 2011.

Mr. Munoz received a 15.4% increase in base pay to $750,000 in recognition of his performance as Chief Operating Officer as well as to acknowledge the broad scope of his role, which also includes responsibility for the

Company’s technology and process improvement functions. Mr. Munoz’s last increase in base pay occurred in June 2008.

Mr. Gooden received an 18.2% increase in base pay to $650,000 to acknowledge his efforts in growing our Intermodal business over the past 4 years. The last change to Mr. Gooden’s base pay was in June 2008. Similar to Mr. Ward, Mr. Gooden also received an RSU award with a target value of $500,000 to encourage him to remain with the Company beyond the standard railroad retirement age. The RSUs vest three years from the date of grant.

To bring Mr. Eliasson’s compensation to market competitive levels, he received a 10% increase in base pay to $550,000 and a $500,000 increase in his long-term incentive opportunity to $2 million. These changes represent a 24.3% increase in his targeted Total Direct Compensation. The Committee also approved a restricted stock award for Mr. Eliasson with a targeted value of $500,000, which vests at the conclusion of five years.

Ms. Fitzsimmons received a 10% increase in base pay to $550,000 to maintain market competitive compensation levels. Ms. Fitzsimmons’ last change in base pay was in June 2008.

What is the target compensation mix for the CEO and other NEOs?

The Company’s compensation philosophy requires that a substantial portion of total compensation should be at-risk and consist of performance-based incentives that link to CSX’s financial and non-financial results. In addition, the Committee strives to strike an appropriate balance between short and long-term compensation. The mix between fixed and variable (performance-based) compensation and short and long-term compensation is designed to align the NEOs’ financial incentives with shareholder interests. In 2013, approximately 69% of the CEO’s targeted Total Direct Compensation and an average of 64% of the other NEOs’ targeted Total Direct Compensation was at-risk. The at-risk component of executive compensation means that if the Company did not meet or exceed the pre-established threshold financial performance levels, the executive would not receive a payout under the applicable incentive plan.

 2014 Proxy Statement     38

Back to Contents

The charts below illustrate the amount of target Total Direct Compensation, including compensation that is at-risk, for the CEO and the other NEOs. Actual percentages of Realized Pay may vary in a given year depending on the payouts under the incentive compensation programs. The charts exclude the RSU and restricted stock retention awards granted to Messrs. Ward, Gooden and Eliasson in 2013.

Does the Company have clawbacks or non-compete agreements?

Yes. The Company utilizes clawback provisions and non-compete agreements in connection with its compensation plans.

Clawbacks:

Short-term Incentive Plan. The short-term incentive plan contains provisions requiring NEOs to repay to the Company portions of any payment received if, within the two-year period following the receipt of the payment, the Company is required to restate its financial statements due to accounting irregularities, and if the payment amount received exceeded the otherwise proper payment based on the restated financials.

Long-term Incentive Plan. Each LTIP contains provisions for Vice Presidents and above (“Senior Management”) that require the repayment to the Company of portions of any award received if, within the two-year period following the receipt of the award, the employee violates certain conditions including: (i) separation from the Company and working for a competitor in a similar capacity as the participant has functioned during the past five years at the Company; or (ii) engaging in conduct that puts the Company at a competitive disadvantage. In the event the Company is required to restate its financial statements, due to accounting irregularities, the clawback also requires that amounts in excess of the otherwise proper award be repaid to the Company.

Non-Compete Agreements:

Members of Senior Management are required to enter into formal non-compete agreements with the Company as a condition for participation in the LTIP cycles. The non-compete agreements allow the Company to preclude an employee from working for a competitor. The non-compete conditions are similar to those contained in the clawback provision but extend for a period of 18 months following separation from employment.

 2014 Proxy Statement     39

Back to Contents

Base Salary

How is base salary determined?

The Committee determines a salary for each NEO based on its assessment of the individual’s experience, abilities, performance and contribution to CSX. For purposes of recruiting and retention, base salaries are determined following a review of benchmarked data of salaries paid for similar positions within the Comparitor Group. Base salary may represent a larger or smaller percentage of Total Direct Compensation if actual performance under the incentive plans discussed below exceeds or falls short of performance targets.

Short-Term Incentive Compensation

How is short-term incentive compensation determined?

Short-term incentive compensation is designed to reward executives and other members of management for improving financial performance within a 12-month period. The Senior Executive Incentive Plan (“SEIP”) is the Company’s vehicle for providing annual incentive opportunities for the NEOs covered under Section 162(m) of the Code. Under this shareholder-approved plan, the maximum amount payable is equal to the lesser of: (i) 0.3% of operating income for the CEO and 0.2% of operating income for each other NEO; or (ii) $3 million. The Committee may adjust this amount downward in its sole discretion.

In 2013, the Committee exercised its downward discretion with respect to the NEOs by utilizing the same methodology and performance achievement used under the Company’s Management Incentive Compensation Plan (“MICP”). The MICP is the Company’s annual incentive plan for eligible employees other than the NEOs. The MICP is 100% performance-based and requires attainment of both financial and strategic objectives. No payout is made under the MICP unless a pre-set operating income level is achieved, regardless of achievement of strategic goals. Applying the methodology utilized under the MICP, each NEO has an incentive opportunity expressed as a percent of base salary earned during the year (“Target

Incentive Opportunity”). Under the MICP, the Target Incentive Opportunity for the NEOs in 2013 was 120% for Mr. Ward, 90% for Messrs. Munoz, Gooden and Eliasson and 80% for Ms. Fitzsimmons. The actual payout is adjusted to reflect Company and individual performance.

The Committee reviews the Company’s performance against the preapproved performance goals for that year. The performance goals are divided between: (i) the financial measurement—operating income—which is based upon the Company’s business plan and can result in a payment between 0% and 120% of the NEO’s Target Incentive Opportunity; and (ii) the strategic measurements that can result in a payment between 0% and 40% of the NEO’s Target Incentive Opportunity. Therefore, the actual payout can range between 0% and 160% of the NEO’s Target Incentive Opportunity.

The MICP operating income target for 2013 was set at $3.3 billion based on the Company’s business plan. Achievement of this operating income target would have produced a payout of 60% under the financial component. Depending on the level of achievement on the strategic component, which has a maximum payout of 40%, the total target payout could have ranged from 60%—100% of the Target Incentive Opportunity.

2013 MICP Achievement (Payout) Percentages
	Financial	Strategic	Total Payout
Operating Income	Component	Component	Range
Threshold – $3.1B	10%	0 - 40%	10 - 50%
Target – 2013 Business Plan - $3.3B	60%	0 - 40%	60 - 100%
Maximum – $3.6B	120%	0 - 40%	120 - 160%

The 2013 MICP included 15 strategic goals in the following categories: (i) customer service; (ii) safety; (iii) productivity, finance and commercial; (iv) growth strategy; and (v) strategy, governance and people. These categories were selected to ensure that senior executives balance financial goals with key operating and business initiatives that impact employees, customers, communities and shareholders. There is no formal or informal weighting assigned to the individual goals or categories, and the Committee considers strategic results based on a subjective evaluation.

 2014 Proxy Statement     40

Back to Contents

2013 MICP Strategic Performance Goals

PRODUCTIVITY

2013 Actual
$158m
2013 Goal
$130m
Net Productivity

SAFETY

Goal:	Maintain or Reduce Personal Injuries	Reduce Train Accidents
Actual:	Partially Achieved	Achieved

CUSTOMER SERVICE

Actual
7.62
Goal
7.45
Improve Customer Satisfaction Score
Actual
87.8%
Goal
85-89%
Multi-Level Arrival
Actual
73.9%
Goal
68-74%
Committed Time of Arrival (CTA) Improvement
Actual
84.4%
Goal
84-88%
Intermodal Availability

COMMERCIAL

- Achieve "Same Store Sales" Price Increase
  Goal – Confidential
  Actual – Partially Achieved
- Positive Free Cash Flow After Dividends
  (with minimum capital spend of 16% of revenue)
  Goal - Positive
  Actual - Positive

ADVANCE GROWTH STRATEGY

- Intermodal volume growth
  Goal – 2.6M loads
  Actual – 2.6M loads
- Delivery of Crude by Rail
  Goal – 25,000 carloads
  Actual – 46,448 carloads
- Service Excellence and Total Service Integration
  Goal – Advance initiatives
  Actual – Achieved

STRATEGY, GOVERNANCE AND PEOPLE

Advance CSX and rail industry goals with respect to legislative and regulatory matters

Advance Positive Train Control ("PTC") implementation by developing, testing and installing PTC components in a manner that minimizes cost and service impact and ensures compliance with completion mandate

Create a culture in which employees are engaged in business results and committed to enhancing workplace and public safety

Achieved (based on Compensation Committee Evaluation)

 2014 Proxy Statement     41

Back to Contents

What was the payout under the 2013 MICP?

The Company achieved a 2013 operating income of $3.473 billion, which resulted in a 95% payout for the financial component of the 2013 MICP. In determining the achievement of the strategic objectives, the Committee considered the Company’s improvements in operating performance and customer service levels. CSX recorded a personal injury frequency rate of 0.86 injuries per 200,000 employee hours, which remains at historically low levels. In addition, the Company’s focus on resource adjustments and asset utilization generated $158 million of productivity savings for the year. Based on these factors, the Committee approved a payout on the strategic component of the MICP of 35%.

The 95% payout for the financial component and the 35% payout of the strategic component resulted in a total overall payout of 130% of Target Incentive Opportunities. In accordance with the Company’s performance management program, actual MICP award payouts were adjusted upward or downward from the 130% based on individual performance.

What was the 2013 short-term incentive compensation payout for NEOs?

The Committee annually assesses the individual performance of each NEO and determines payout amounts as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. As in prior years, the payout for the NEOs was calculated pursuant to the methodology applied to the MICP and, therefore, was substantially less than the maximum available to each individual under the SEIP.

Consistent with MICP practices, awards for the NEOs also varied based on individual performance. The Committee and the full Board evaluated Mr. Ward’s performance for 2013, and concluded that his performance was highly effective and exceeded expectations. Specifically, they emphasized Mr. Ward’s continuing efforts in successfully repositioning the Company in the face of secular changes in the coal business, and his leadership in public policy advocacy, advancement of the Company’s culture and emphasis on customer satisfaction.

Based on these factors and the overall effectiveness of Mr. Ward’s leadership in 2013, the Board approved an annual incentive compensation payout for Mr. Ward of $2.0 million, which was based on the MICP payouts for all eligible employees as adjusted for individual performance.

The payout for each of the other NEOs was 130% of his or her Target Incentive Opportunity.

How does the 2013 payout compare to prior year payouts?

The chart below illustrates the Company’s historical operating income and the percentage payout under the MICP since 2009.

MICP Payout History: 2009 – 2013 (Dollars in billions)
Year	2009	2010	2011	2012	2013
Operating Income (Target)	$2.350	$2.500	$3.425	$3.650	$3.300
Operating Income (Actual)(1)	$2.285	$3.071	$3.418	$3.457	$3.473
Overall Payout (as a percentage of Target Incentive Opportunity)	70%	155%	97%	60%	130%

(1)	Actual results reflect operating income at time of payout approval and do not reflect the revenue-related accounting adjustments disclosed in the Company’s Form 10-K for 2013. The adjusted operating income for 2011 and 2012, as disclosed in the Company’s 10-K for 2013 was $3.470 billion and $3.464 billion, respectively MICP payouts were not impacted by the adjustments. Fiscal year 2010 included an extra week based on the 52/53 week calendar.

Has the short-term incentive plan been effective in driving Company performance?

The Company believes that the short-term incentive opportunities provided to the NEOs help drive the Company’s annual performance. Over the past five years, operating performance has improved consistently, and the Company continues its drive to further improve operating income. From 2009 to 2013, operating income improved from $2.285 billion to a Company record of $3.473 billion in 2013. The Committee believes that sustained improvements in operating income have played, and will continue to play, a critical role in the creation of shareholder value.

 2014 Proxy Statement     42

Back to Contents

Long-Term Incentive Compensation

Long-term incentive compensation is intended to enhance the relationship between executive compensation and the creation of shareholder value. This is accomplished by providing incentives based on performance measures that have historically driven long-term shareholder value, are within management’s direct control and encourage long-term commitment and perspective.

Long-term incentives are granted under the shareholder-approved CSX Stock and Incentive Award Plan (“Stock Plan”). The Stock Plan allows multiple and varying types of awards and provides flexibility in compensation design. Award types can include restricted stock, restricted stock units, performance shares, performance units, stock options and stock appreciation rights.

How is the LTIP structured?

New LTIP cycles are approved in May of each year when the Committee grants performance units to participants. These grants are made following annual Board review of the Company’s business plan for the applicable upcoming three-year period, upon which the performance targets are set. Each LTIP cycle is designed to emphasize performance while aligning executives’ interests with those of shareholders by linking the payout’s value to share price. The three-year performance cycles run concurrently, so the Company can have up to three active cycles during a given year. The 2011-2013 cycle closed on December 27, 2013. The 2012-2014 and 2013-2015 cycles remain in progress.

Each year, a market competitive annual long-term incentive grant value (in dollars) is identified for each position level and converted into the appropriate number of units based on the value of CSX common stock. Actual payouts for each LTIP cycle, if any, do not occur until January of the year following the last year in the three-year cycle. These payouts can vary significantly from the target grants in terms of both the number of shares paid out and the market value of CSX common stock at the time of payout. The value of a payout is derived by multiplying the number of performance units earned by the share price of CSX common stock at the time of payout. Based on actual performance, as discussed below, the payouts for the NEOs at the end of the performance cycle can range from 0% to 200% of the target grants. The Executive Team’s awards can be reduced by as much as 30% based upon the Committee’s assessment of the achievement of strategic goals. Dividend equivalents are not paid on performance units for the outstanding LTIP cycles.

Performance units are subject to forfeiture if employment terminates before the end of the performance cycle for any reason other than death, disability, or retirement. If employment terminates due to death, disability, or retirement, participants receive a pro-rata portion of the award based on the number of months completed in the LTIP cycle.

What was the performance measure for the 2011-2013 LTIP cycle?

The Committee considers various financial measures for use as the key performance measure, such as OR, free cash flow, ROA and return on invested capital. OR served as the performance measure for the 2011-2013 LTIP cycle. OR is defined as annual operating expense divided by annual operating revenue adjusted by excluding nonrecurring items that are disclosed in the Company’s financial statements. The Company chose OR due to its historically high correlation to Company stock price, alignment with shareholder interests and the ability of employees to understand the impact of their actions in relation to Company performance. It also motivates employees to support service improvements. For the 2011-2013 LTIP cycle, OR is measured in the final year against the goals set by the Committee at the beginning of the cycle.

OR projections, as set forth in the Company’s three-year business plans, were used to establish the threshold, target and maximum payout goals under the 2011-2013 LTIP cycle. To achieve a payout at target or above, OR in the final year of this cycle required outperforming the Company’s business plan goals.

What were the financial goals for the 2011-2013 LTIP cycle?

The LTIP targets for the 2011-2013 LTIP cycle were set to provide incentives to continue growing shareholder value. Under the 2011-2013 LTIP cycle: (i) an OR of 68.0% was needed to achieve a threshold payout; (ii) an OR of 66.0% was needed to achieve a target payout; and (iii) an OR of 64.0% was needed to achieve a maximum payout. The performance levels for threshold, target and maximum payouts represented a 3.1, 5.1 and 7.1 percentage point improvement, respectively, over the 2010 OR of 71.1%. These performance levels were subject to adjustment based on oil prices as discussed below.

How are the performance levels adjusted for the price of fuel?

At the time of adoption of the 2011-2013 LTIP cycle, a provision was made for the adjustment of the OR performance goals by a predetermined amount if the per barrel cost of oil varied significantly from the projected price range of $90 to $110 (“Price Range”) per barrel of West Texas

Intermediate Crude (“WTIC”). This adjustment is included in the plan design for each LTIP cycle due to the significant impact volatile fuel prices have on expenses and OR. Based on the price per barrel of WTIC during the cycle, there was no adjustment to the OR goals.

 2014 Proxy Statement     43

Back to Contents

What was the actual payout for the 2011-2013 LTIP cycle?

Based on the OR of 71.1% for 2013, there was no payout for the 2011-2013 LTIP cycle as the OR did not meet the level required for a threshold payout.

What types of long-term incentive compensation were granted to the NEOs in 2013?

In 2013, the Company continued to provide long-term incentives in the form of both performance units and RSUs in order to provide a stable and balanced long-term incentive portfolio and maintain a strong link to shareholder value. This was achieved by determining a market competitive long-term incentive grant value and allocating 75% of such value to performance units and 25% to time-based RSUs. This approach partially offsets market volatility and other external factors by sustaining a level of value while simultaneously preserving an incentive to meet performance goals.

Performance units are granted at the beginning of the period known as the performance cycle in accordance with the Company’s LTIP. Awards are paid in the form of CSX common stock at the end of the period based on attainment of pre-established performance goals.

RSUs represent a promise to issue shares of common stock if a participant remains employed by the Company for a defined period of time referred to as a restriction period. RSUs granted in 2013 vest three years after the date of grant. Participants receive cash dividend equivalents on the unvested shares during the restriction period. Unlike performance units, RSUs are not subject to any performance requirements. RSUs are subject to forfeiture if employment terminates before the end of the restriction period for any reason other than death, disability or retirement. If employment terminates due to death or disability, the award fully vests and the shares are distributed to the participant or the participant’s estate. Upon retirement, the participant receives a pro-rata award based on the number of months completed in the restriction period.

In determining the number of units to be granted under each long-term incentive vehicle, a three-month average of CSX’s stock price is used, rather than the stock price on the date of grant. Using the three-month average reduces the impact of daily fluctuations in stock price.

In addition to the grants described above, the Company granted RSUs to Messrs. Ward and Gooden and restricted stock to Mr. Eliasson for purposes of retention, which grants are described in the 2013 Grants of Plan-Based Awards Table.

Were there any changes to the LTIP for the 2013-2015 cycle?

In May 2013, the Committee approved the 2013-2015 LTIP cycle, which uses OR and ROA as the primary performance measures. In light of the asset-intensive nature of the Company’s business, the Committee chose ROA as an additional long-term performance measure for the 2013-2015 LTIP cycle measure because it serves as an indicator of how efficiently Company assets are being utilized. While OR remains an important measure of success for CSX and the industry, the Committee believes that greater long-term shareholder value can be achieved through the addition of the ROA metric. The 2013-2015 LTIP cycle is designed to motivate employees to maximize asset utilization and drive efficiencies that further increase service and profitability.

ROA will be calculated using tax-adjusted operating income divided by net property excluding nonrecurring items as disclosed in the Company’s financial statements. The tax-adjusted operating income will use a flat 38% tax rate to eliminate volatility of one-time tax issues. Net property is comprised of gross property less accumulated depreciation.

OR and ROA will each comprise 50% of the total payout opportunity for participants, and each will be measured independently of the other.

	Operating Expenses
Operating Ratio (OR) =		50%

	Operating Revenues
	and
	Tax-Adjusted Operating Income
Return on Assets (ROA) =		50%

	Net Property

The threshold, target and maximum payouts for each measure are 10%, 50% and 100%, respectively, generating a target payout of 100% and a maximum possible payout of 200% for the 2013-2015 cycle. While prior plans measured OR in the final year of the LTIP cycle, the 2013-2015 cycle will measure cumulative OR and average ROA over an 11-quarter period from April 2013 to December 2015. The first quarter of 2013 was not included in the performance period due to timing of approval of the LTIP cycle.

In addition to OR and ROA as the primary performance measures, the Committee maintains downward discretion on the payouts for Executive Team members based on relative total shareholder return (“Relative TSR”). The Committee will evaluate Relative TSR performance against the S&P 500, S&P 500 Transportation Industry and peer railroads. If CSX’s 2013-2015 Relative TSR is in the bottom quartile in any of the comparison groups, the Committee may exercise up to 30% downward discretion on the payout to Executive Team members.

 2014 Proxy Statement     44

Back to Contents

How many performance units and RSUs were granted to the NEOs in 2013?

After establishing the market competitive annual long-term incentive award value (in dollars) for each NEO, the dollar value was then converted into a number of performance units and RSUs based on the average closing price of CSX stock for February, March, and April 2013, which was $23.42.

The table below indicates the number of performance units granted under the 2013-2015 LTIP cycle and the number of RSUs granted to each NEO on May 7, 2013.

NEO	2013 Long-Term Incentive Value	2013-2015 Performance Units (75% of Value)	2013 RSUs (25% of Value)	Total Performance Units and RSUs
Michael J. Ward	$7,000,000	224,167	74,722	298,889
Oscar Munoz	$2,000,000	64,048	21,349	85,397
Fredrik J. Eliasson	$2,000,000	64,048	21,349	85,397
Clarence W. Gooden	$2,000,000	64,048	21,349	85,397
Ellen M. Fitzsimmons	$1,500,000	48,036	16,012	64,048

In addition to the grants associated with the 2013 long term incentives, Messrs. Ward and Gooden received RSU grants of $1.5 million and $500,000, respectively, for retention purposes. These grants vest in full three years after the date of grant. Mr. Eliasson received a restricted stock grant for purposes of retention, which vests in full five years after the date of grant.

Benefits

What types of Retirement and Health and Welfare Benefits are provided to the NEOs?

Retirement Compensation:

CSX’s retirement programs consist of two components: a defined benefit pension plan and a 401(k) plan. The retirement programs described below are provided to the NEOs under the following plans:

•	CSX Pension Plan (the “Pension Plan”);

•	Special Retirement Plan for CSX Corporation and Affiliated Corporations (the “Special Retirement Plan”); and
•	The Tax Savings Thrift Plan for Employees of CSX Corporation and Affiliated Companies (“CSXtra Plan”).

CSX Pension Plan

The Pension Plan is qualified under the Internal Revenue Code (“Code”) and covers CSX’s non-union employees. In general, pension benefits accrue in two different ways: (i) for employees hired before January 1, 2003, benefits accrue based on a “final average pay” (“FAP”) formula; and (ii) for employees hired on or after January 1, 2003, benefits accrue based on a “cash balance” formula.

CSX Special Retirement Plan

The Special Retirement Plan is a nonqualified plan and primarily provides benefits that are otherwise limited under the Pension Plan due to the qualified plan Code provisions. Further information on the Pension Plan and Special Retirement Plan can be found in the discussion following the Pension Benefits Table.

CSXtra 401(k) Plan

All CSX non-union employees may contribute to the CSXtra Plan, which is a traditional qualified 401(k) plan. Participants may contribute on a pre-tax basis and receive Company matching contributions. The Company’s matching contribution is equal to 100% on the employee’s first 1% contribution, and 50% on the employee’s additional contributions up to 6% of base salary. Participants may invest contributions among available funds, which include the stable value fund, balanced fund, large cap value fund, S&P 500 Index fund, large cap growth fund, international equity fund, small cap value fund, retirement target date funds, and a CSX stock fund.

 2014 Proxy Statement     45

Back to Contents

Executive Deferred Compensation Plan:

CSX maintains an elective nonqualified executive deferred compensation plan (“EDCP”) for the benefit of its eligible executives and certain other employees. The purpose of the EDCP is to provide executives with the opportunity to:

•	defer compensation in excess of qualified plan limits until retirement or another specified date or event; and

•	defer compensation to allow them to receive the full Company matching contribution of 3.5% of base salary not otherwise available to them under the 401(k) plan.

The types of compensation eligible for deferral include base salary, short-term incentive compensation (annual incentive), and LTIP awards.

Health and Welfare Benefits:

CSX provides the same health and welfare benefits to the NEOs as those available to eligible management employees. The Company also provides basic life insurance and accidental death and dismemberment (“AD&D”) insurance coverage to all management employees, each of which is equal to two times their respective annual salaries. Both life and AD&D benefits were capped at $1,000,000 effective January 1, 2006, but employees who already had coverage in excess of $1,000,000 retained the prior cap of $3,000,000. The Company also provides to the NEOs, on the same basis as other management employees, salary continuance in the event of short-term or long-term disability, travel accident insurance and vacation based on length of service.

CSX sponsors a post-retirement health and welfare plan for management employees hired before January 1, 2003. The Company stopped providing post-retirement health and welfare benefits for management employees, including executive officers, hired on or after January 1, 2003, as a cost-saving measure.

Does the Company provide perquisites to its NEOs?

The perquisites provided to NEOs in 2013 included: (i) financial planning services up to $12,000; (ii) excess liability insurance; and (iii) an annual physical examination. These perquisites were valued at approximately $15,000 for each NEO.

Since Mr. Ward became CEO in 2003, he has been required to travel by Company aircraft at all times for security purposes and to ensure efficient use of his time. In 2013, the incremental cost of Mr. Ward’s Board-mandated personal aircraft usage was $42,800. The incremental cost for personal aircraft usage for each of the other NEOs did not exceed $5,000 in 2013.

Severance and Change-In-Control Agreements

Is there any special severance plan provided to NEOs?

With the exceptions discussed in the Post-Termination and Change-in-Control Payments section in the Compensation Tables’ narrative below, the Company does not generally provide for any special termination of employment payments or benefits that favor the NEOs in scope, terms or operation. Payments are generally available to all salaried employees whose positions are eliminated, pursuant to the terms of CSX’s severance plan, which pays benefits based upon years of service. The benefits range from one month of base pay (if one to three years of service has been attained) to one year of base pay (if at least 34 years of service has been attained).

Does the Company provide Change-in-Control Agreements to its NEOs?

Yes. At the end of 2013, each of the NEOs had a Change-in-Control Agreement that was designed to ensure management objectivity in the face of a potential transaction and further promote recruitment and retention of top executives. Since payment is conditioned upon a change-in-control as well as separation from employment, executives are financially protected and thereby properly positioned to negotiate in the best interests of shareholders.

A detailed description of the Change-in-Control Agreements is set forth under the section entitled “Post-Termination and Change-in-Control Payments.”

Are there limits on severance amounts paid to NEOs pursuant to Change-in-Control Agreements?

Yes. In February of 2011, the Board adopted a policy for severance benefits applicable to all agreements (the “Policy”). The Policy: (i) requires a double-trigger to receive severance, that is, both a change in control and a termination of employment must occur to trigger severance amounts; (ii) prohibits Company reimbursement for the payment of excise taxes; (iii) defines “bonus” as the current “target” amount; and (iv) requires a contract term not to exceed three years. The Policy also provides that the payment of severance benefits, without shareholder approval, is limited to 2.99 times base salary plus bonus. The Policy is available on the Company’s Internet website at http://investors.csx.com under the heading “Corporate Governance”. All of the NEOs’ Change-in-Control Agreements are in compliance with the Policy.

 2014 Proxy Statement     46

Back to Contents

Does the Company have stock ownership guidelines for the NEOs?

Yes. CSX believes that, in order to align the interests of the Company’s Executive Team, as identified in the table below, with those of its shareholders, it is important that Executive Team members hold a meaningful ownership position in CSX common stock relative to their base salary. To achieve this linkage, CSX has established the following formal stock ownership guidelines. Members of the Executive Team must retain 100% of their net shares issued until the guidelines are achieved and have five years in which to do so. In addition to the ownership guidelines set forth below, the CEO, Executive Vice Presidents and Senior Vice Presidents may only dispose of shares held in excess of 120% of the applicable ownership threshold. The requirements are as follows:

Position	Minimum Value
Chief Executive Officer	6 times base salary
Executive Vice Presidents	4 times base salary
Senior Vice Presidents	3 times base salary
Vice Presidents and Equivalent	1 time base salary

As of December 27, 2013, all NEOs held amounts of CSX common stock in excess of these ownership guideline requirements. In addition, as part of its stock ownership guidelines, the Company has adopted a one-year holding period for Executive Team members for restricted stock and RSUs following vesting. Accordingly, NEOs must wait one year after the completion of the restriction period before entering into any transaction involving such stock.

What are the accounting, tax and dilution considerations of CSX’s compensation programs?

As discussed above, a significant portion of each NEO’s direct compensation is based solely on performance. Section 162(m) imposes a $1 million limit on the amount that CSX may deduct for compensation paid to the NEOs. However, performance-based compensation paid under a plan that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only if pre-established objective performance goals are achieved and the Committee that establishes and certifies attainment of the goals consists only of outside directors.

While the tax effect of any compensation arrangement is a factor to be considered, the effect is evaluated by the Committee in light of CSX’s overall compensation philosophy and objectives. CSX’s compensation program for NEOs has both objective and discretionary elements. Generally, the Committee wishes to maximize CSX’s federal income tax deductions for compensation expense. Therefore, the Company has structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m) while retaining the ability to apply permissible negative discretion in determining the ultimate award payouts. Nonetheless, the Committee does not believe that compensation decisions should be constrained by how much compensation is deductible for federal tax purposes. Moreover, there are circumstances in which the provision of compensation that is not deductible may be more consistent with CSX’s compensation philosophy and objectives and may be in the best interests of CSX and its shareholders. Accordingly, the Committee is not limited to paying compensation under plans that are qualified under Section 162(m) and the Committee’s ability to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as deductible under Section 162(m).

The Committee also considers other tax aspects and the accounting and shareholder dilutive costs of specific executive compensation programs, and seeks to balance the tax, earnings, and dilutive impact of executive compensation plans with the need to attract, retain and motivate highly-qualified executives.

 2014 Proxy Statement     47

Back to Contents

Summary Compensation Table

The Summary Compensation Table presents the amount and type of compensation in 2013 for the CEO, the CFO and the next three most highly-paid executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael J. Ward	2013	$1,164,855	-	$9,212,408	-	$2,000,000	-	$67,369	$12,444,632
Chairman, President	2012	$1,100,000	-	$6,088,591	-	$792,000	-	$109,531	$8,090,122
and CEO	2011	$1,100,000	-	$6,212,831	-	$1,148,400	-	$157,296	$8,618,527
Oscar Munoz	2013	$715,217	-	$2,163,106	-	$836,804	$181,501	$46,201	$3,942,829
Executive Vice	2012	$650,000	-	$2,538,242	-	$368,550	$122,747	$31,499	$3,711,038
President and COO	2011	$650,000	-	$2,070,943	-	$614,250	$143,713	$30,366	$3,509,272
Fredrik J. Eliasson	2013	$532,609	-	$2,703,876	-	$623,152	$151,304	$26,184	$4,037,125
Executive Vice	2012	$479,095	-	$2,602,257	-	$258,712	$451,429	$12,526	$3,804,019
President and CFO
Clarence W. Gooden	2013	$615,217	-	$2,703,876	-	$719,804	-	$46,063	$4,084,960
Executive Vice	2012	$550,000	-	$2,029,523	-	$297,000	-	$29,853	$2,906,376
President and CCO	2011	$550,000	-	$2,070,943	-	$519,750	$569,100	$39,571	$3,749,364
Ellen M. Fitzsimmons	2013	$532,609	-	$1,622,336	-	$553,913	-	33,367	$2,742,225
Executive Vice	2012	$500,000	-	$1,522,148	-	$240,000	$926,156	$26,874	$3,215,178
President, General	2011	$500,000	-	$1,553,188	-	$388,000	$416,198	$28,281	$2,885,667
Counsel, and Corporate Secretary

(1)	Stock Awards—Amounts disclosed in this column are related to LTIP performance units, RSUs and restricted stock granted in 2011, 2012 and 2013, and reflect the aggregate grant date fair value of such stock awards computed in accordance with Topic 718. For performance units, the grant date fair value is based on the probable outcome of performance conditions. For more information and assumptions used in valuing these awards, see Note 4, Stock Plans and Share-Based Compensation in the Notes to Consolidated Financial Statements in the Company’s 2013 Annual Report on Form 10-K, which was filed on February 12, 2014. If the highest level of performance under each LTIP cycle is achieved, the maximum grant date fair value of the performance units for each NEO by year of grant would be: 2013: Mr. Ward—$11,356,300, Messrs. Eliasson, Munoz and Gooden—$3,244,672, and Ms. Fitzsimmons $2,433,504; 2012: Mr. Ward—$9,132,886, Mr. Eliasson—$4,443,440, Messrs. Munoz and Gooden—$3,044,296 and Ms. Fitzsimmons—$2,283,222; and 2011: Mr. Ward—$9,319,286, Messrs. Munoz and Gooden—$3,106,376, and Ms. Fitzsimmons—$2,329,782.

For Mr. Ward, this value includes a $1,641,550 RSU grant awarded on May 8, 2013 which vests on May 7, 2016. For Mr. Eliasson, this value includes a $540,770 restricted stock grant awarded on May 7, 2013 which vests on May 6, 2018. For Mr. Gooden, this value includes a $540,770 RSU grant awarded on May 7, 2013 which vests on May 6, 2016.

(2)	Non-Equity Incentive Plan Compensation—The 2013 annual incentive compensation was paid in February 2014 based on a 130% payout of the 2013 MICP, adjusted for individual performance. Based on his 2013 performance, Mr. Ward received a 143% payout of $2,000,000. Messrs. Eliasson, Munoz and Gooden, and Ms. Fitzsimmons received a 130% payout: $623,152; $836,804; $719,804; and $553,913, respectively.

(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings—The values in this column reflect only changes in the actuarial present value of pension benefits as there were no above-market nonqualified deferred compensation earnings to report. The present value of accumulated benefits for 2013 reflects a discount rate of 4.75% compared to the 3.75% discount rate applicable for 2012. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. There were no other changes in plan provisions or assumptions that affected the value. CSX measured its pension values as of December 31, 2013. For 2013, the actuarial change in Mr. Ward’s pension value was ($793,167) and the actuarial change in Mr. Gooden’s value was ($522,075). The decreases in present values for Messrs. Ward and Gooden are a result of the increased discount rate as well as continuing to work past the pension plan’s unreduced retirement benefit age of 60 thereby forgoing retirement payments. For 2013, the actuarial change in Ms. Fitzsimmons’s pension value was ($177,800). The decrease in present value for Ms. Fitzsimmons is due solely to the increased discount rate.

(4)	All Other Compensation—The values in this column include amounts for personal aircraft usage, financial planning services, physical examination, excess liability insurance, and the Company’s match under the 401(k) and nonqualified deferred compensation plans. For Mr. Ward, this column includes, along with the items discussed above, home security and Company-mandated aircraft usage with an aggregate incremental cost of $42,800. The personal aircraft usage amount was calculated using the direct hourly operating cost of $2,000 per flight hour for 2013. The aggregate incremental cost for the use of Company aircraft for personal travel is calculated by multiplying the hourly variable cost rate (including fuel, oil, airport and hangar fees, crew expenses, maintenance and catering) for the aircraft by the hours the executive used the aircraft. For these purposes, hours occupied by any “deadhead” aircraft legs are included in the total hours the aircraft was used by the executive.

 2014 Proxy Statement     48

Back to Contents

2013 Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards Table is a supporting table to the Summary Compensation Table. In 2013, the NEOs received the plan-based awards as shown in the table below.

		Estimated Possible Payouts			Estimated Future Payouts			All Other Stock	Grant Date Fair
		Under Non-Equity Incentive			Under Equity Incentive			Awards; Number	Value of Stock
		Plan Awards(1)			Plan Awards(2)			of shares of	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	stock or units(3)	Awards(4)
Name	Grant Date	($)	($)	($)	(units)	(units)	(units)	(#)	($)
Michael J.	May 7, 2013				22,417	224,167	448,334		$5,678,150
Ward	May 7, 2013							74,722	$1,892,708
	May 8, 2013							64,048	$1,641,550
		139,783	1,397,826	3,000,000
Oscar Munoz	May 7, 2013				6,405	64,048	128,096		$1,622,336
	May 7, 2013							21,349	$540,770
		64,370	643,695	3,000,000
Fredrik J.	May 7, 2013				6,405	64,048	128,096		$1,622,336
Eliasson	May 7, 2013							21,349	$540,770
	May 7, 2013							21,349	$540,770
		47,935	479,348	3,000,000
Clarence W.	May 7, 2013				6,405	64,048	128,096		$1,622,336
Gooden	May 7, 2013							21,349	$540,770
	May 7, 2013							21,349	$540,770
		55,370	553,695	3,000,000
Ellen M.	May 7, 2013				4,804	48,036	96,072		$1,216,752
Fitzsimmons	May 7, 2013							16,012	$405,584
		42,609	426,087	3,000,000
(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards—The amounts in these columns reflect what the payments could have been for 2013 under the SEIP as typically administered by the Committee using the Target Incentive Opportunities and Company performance measures under the MICP. The values reflect a threshold payout of 10%, a target payout of 100% and a maximum payout that cannot exceed the lesser of 0.3% of operating income for the CEO and 0.2% of operating income for each other NEO or $3 million under the shareholder approved SEIP. At the Committee’s discretion, payouts can be zero. The actual payments for 2013 are shown in the Summary Compensation Table.

(2)	Estimated Future Payouts Under Equity Incentive Plan Programs—The values in these columns reflect the potential payout in shares under the 2013-2015 LTIP cycle based on pre-established financial performance and strategic goals. The Company’s performance will determine a payout of shares which can range from 0% to 200% of the LTIP grants. The values reflect payouts of 10% at threshold, 100% at target and 200% at maximum. The 10% threshold payout assumes that only one financial performance measure were to reach the threshold performance level. If both financial performance measures were to reach the threshold performance level, the resulting payout would be 20%.

(3)	All Other Stock Awards; Number of shares of stock or units—The value in this column reflects the number of RSUs granted in 2013. In addition, this column includes individual awards for Messrs. Ward, Eliasson and Gooden granted in 2013 for retention purposes.

(4)	Grant Date Fair Value of Stock and Option Awards—The values in this column reflect the number of performance units (based on the probable outcome of the performance conditions, which is the target number) and RSUs, each multiplied by $25.33 (the closing price of CSX stock on the date of grant in accordance with Topic 718). This column also includes the individual awards for Messrs. Ward, Eliasson and Gooden granted in 2013 for retention purposes, each multiplied by the closing price of CSX stock on the date of grant. The closing stock price on the date of grant was $25.63 for the grant to Mr. Ward and $25.33 for those to Messrs. Gooden and Eliasson.

 2014 Proxy Statement     49

Back to Contents

2013 Outstanding Equity Awards at Fiscal Year End

The table below presents information pertaining to all outstanding equity awards held by the NEOs as of December 27, 2013, and the potential value based on CSX’s closing price on December 27, 2013 of $28.29. Stock awards are comprised of outstanding restricted stock, RSUs and performance units.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Michael J. Ward	267,774	$7,575,326	265,699	$7,516,625
Oscar Munoz	87,318	$2,470,226	77,892	$2,203,565
Fredrik J. Eliasson	61,497	$1,739,750	74,431	$2,105,653
Clarence W. Gooden	85,700	$2,424,453	77,892	$2,203,565
Ellen M. Fitzsimmons	48,263	$1,365,360	58,419	$1,652,674
(1)	Number of Shares or Units That Have Not Vested—The units reflected in this column represent RSUs granted in May 2011, 2012 and 2013 that will vest in 2014, 2015 and 2016 assuming continued employment. In addition, this column includes 64,048 RSUs for Mr. Ward that will vest in May 2016, 21,349 shares of restricted stock for Mr. Eliasson that will vest in May 2018, 22,967 shares of restricted stock for Mr. Munoz that will vest in February 2017 and 21,349 RSUs for Mr. Gooden that will vest in May 2016.

Grant Date	May 3, 2011	May 8, 2012	May 7, 2013	Total Unvested
Vest Date	May 2, 2014	May 7, 2015	May 6, 2016	RSUs
Michael J. Ward	59,784	69,220	74,722	203,726
Oscar Munoz	19,929	23,073	21,349	64,351
Fredrik J. Eliasson	1,494	17,305	21,349	40,148
Clarence W. Gooden	19,929	23,073	21,349	64,351
Ellen M. Fitzsimmons	14,946	17,305	16,012	48,263
(2)	Market Value of Shares or Units of Stock That Have Not Vested—The market values are based on the closing stock price as of December 27, 2013 of $28.29.

(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested—In accordance with the SEC requirements for this table, the number of shares shown in the column above represents the sum of the performance units that would be payable under the 2012-2014 and 2013-2015 LTIP cycles if the Company’s actual performance in 2013 was applied to each plan’s performance measures. The Company’s 2013 performance would have resulted in no payout for the 2012-2014 cycle and 75% for the 2013-2015 cycle. The SEC requires that projected payouts be shown at the next higher performance measure; therefore, the number of performance units shown is equal to the minimum payout for the 2012-2014 cycle (20%) and the target payout for the 2013-2015 cycle (100%).

(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested—The market values are based on the closing stock price as of December 27, 2013 of $28.29.

 2014 Proxy Statement     50

Back to Contents

2013 Option Exercises and Stock Vested Table

The table below presents the value of options, restricted stock and RSUs that vested in 2013.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael J. Ward	-	-	59,748	$1,507,442
Oscar Munoz	-	-	22,407	$565,329
Fredrik J. Eliasson	12,000	$202,110	20,991	$509,827
Clarence W. Gooden	-	-	22,407	$565,329
Ellen M. Fitzsimmons	-	-	14,937	$376,861
(1)	Value Realized on Exercise—The value in this column reflects the number of options multiplied by the sales price minus the exercise price.
(2)	Shares Acquired on Vesting—Shares acquired through stock awards include: (i) restricted stock units that vested in May 2013 and (ii) restricted stock that vested in 2013 for Mr. Eliasson.
(3)	Value Realized on Vesting—The values in this column reflect the number of restricted stock units that vested on May 6, 2013 multiplied by $25.23 – the closing price of CSX stock on the vesting date. For Mr. Eliasson this column also includes 19,200 shares of restricted stock that vested on April 1, 2013 multiplied by $24.20, the closing price of CSX stock on the vesting date.

Pension Benefits Table

As reflected by the Pension Benefits Table, and as described below, CSX maintains defined benefit plans (qualified and nonqualified) under which the NEOs are entitled to benefits including: the Pension Plan (both “final average pay” and “cash balance” formulas) and the Special Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael J. Ward(1)	Qualified CSX Pension Plan	36.58	$1,662,270	-
	Nonqualified Special Retirement Plan	44.00	$20,477,393	-
Oscar Munoz	Qualified CSX Pension Plan	10.67	$172,596	-
	Nonqualified Special Retirement Plan	10.67	$768,831	-
Fredrik J. Eliasson	Qualified CSX Pension Plan	18.58	$449,403	-
	Nonqualified Special Retirement Plan	18.58	$706,373	-
Clarence W. Gooden(2)	Qualified CSX Pension Plan	42.08	$2,086,283	-
	Nonqualified Special Retirement Plan	44.00	$7,534,615	-
Ellen M. Fitzsimmons	Qualified CSX Pension Plan	22.33	$884,016	-
	Nonqualified Special Retirement Plan	22.33	$2,774,849	-
(1)	Nonqualified Special Retirement Plan—Mr. Ward’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”); his actual years of service are 36.58 years. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $3,731,995. Note that Mr. Ward stopped receiving accruals of extra years of service in 2006.

(2)	Nonqualified Special Retirement Plan—Mr. Gooden’s credited service under the Special Retirement Plan is 44 years, including additional years of service credited in accordance with the Special Retirement Plan (see section entitled “Special Retirement Plan of CSX and Affiliated Corporations – Additional Service Credit”), and his actual years of service are 42.08 years. Mr. Gooden stopped receiving accruals of extra years of service in 2006. The present value of his accumulated benefit under the Special Retirement Plan that is attributable to his credited years of service above his actual years of service is $413,731.

Qualified CSX Pension Plan

Final Average Pay Formula for Employees Hired Before January 1, 2003

For employees hired before January 1, 2003, the final average pay formula provides for a benefit, in the form of a life annuity starting at age 65. The pay taken into account under the final average pay formula includes base salary and annual incentive payments for the employee’s highest consecutive

60-month period. The benefit is equal to 1.5% of the employee’s final average pay multiplied by the employee’s years of service. This amount is then reduced by 40% of the employee’s Social Security benefits or 60% of the employee’s Railroad Retirement benefits, or both, as applicable.

 2014 Proxy Statement     51

Back to Contents

The resulting benefit is subject to a cap imposed under Code Section 415 (the “415 Limit”). The 415 Limit for 2013 is $205,000 (for a life annuity at age 65) and is subject to adjustment for future cost of living changes. Further, under the Code, the maximum amount of pay that may be taken into account for any year is limited. This limit (the “Compensation Limit”) is $255,000 for 2013 and is also subject to adjustment for future cost of living changes. Messrs. Ward, Eliasson and Gooden and Ms. Fitzsimmons were hired before January 1, 2003, and are covered by the final average pay formula under the Pension Plan.

•	Transfer Benefits

The Pension Plan provides an enhancement to the pension benefits of those participants who transfer from a position covered by Railroad Retirement to a position covered by Social Security. This enhancement is to make up for any retirement benefit lost due to discontinuance of Railroad Retirement service.

•	Vesting

Benefits under the Pension Plan final average pay formula vest upon the earlier of the completion of five years of service or attainment of age 65.

•	Early Retirement

The Pension Plan final average pay formula has a normal retirement age of 65. However, employees with 10 years of service may retire as early as age 55, but with a reduction from full benefits to reflect early commencement of the benefit prior to age 65. If an active participant reaches age 55 with 10 years of service, the reduction for early retirement is 1/360th of the pension benefit for each month the benefit commences prior to age 60 (rather than age 65). Messrs. Ward and Gooden have already attained age 55 with 10 years of service and thus are currently eligible to retire under the early retirement provisions of the Pension Plan.

•	Form of Payment of Benefits

Benefits under the Pension Plan’s final average pay formula are payable in various annuity forms at retirement. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2013 Annual Report on Form 10-K.

Cash Balance Formula for Employees Hired on or After January 1, 2003

Employees who become eligible to participate in the Pension Plan on or after January 1, 2003 earn pension benefits under the cash balance formula. These benefits are expressed in the form of a hypothetical account balance. For each month of service, the participant’s account is credited with a percentage of the participant’s pay for that month. The percentage of pay credited is determined based on the participant’s age and years of service.

The hypothetical account earns interest credits on a monthly basis based on the annual 10-year Treasury bond rate and the participant’s account balance as of the end of the prior month. The average annual interest crediting rate used for 2013 was 3.66%. Pay for purposes of the cash balance formula is defined in the same way as for the final average pay formula. The 415 Limit and Compensation Limit also apply in determining benefits under the cash balance formula.

Because Mr. Munoz was hired after January 1, 2003, he is covered by the cash balance formula. Through April 30, 2010, Mr. Munoz earned cash balance benefits at a rate equal to 4% of pay. Beginning May 1, 2010, Mr. Munoz earned benefits at a rate equal to 6% of pay up to the Social Security Wage Base (“Wage Base”), which was $113,700 in 2013, and 10% of pay in excess of the Wage Base. This change was due to an enhancement of the cash balance formula applicable to all participants.

•	Vesting

Benefits under the cash balance formula vest upon the earlier of the completion of three years of service or attainment of age 65.

•	Form of Payment of Benefits

Benefits under the cash balance formula may be paid upon termination of employment or retirement as a lump sum or in various annuity forms. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the table are described in CSX’s 2013 Annual Report on Form 10-K.

Special Retirement Plan of CSX and Affiliated Corporations

The Special Retirement Plan is a nonqualified plan that generally covers CSX executives, including the NEOs, whose compensation exceeds the Compensation Limit. The purpose of the Special Retirement Plan is to assist CSX in attracting and retaining key executives by allowing it to offer competitive pension benefits on the basis described below.

Benefits

The Special Retirement Plan formula replicates the qualified plan formula but provides for the payment of benefits that would otherwise be denied under the Pension Plan due to the 415 Limit and the Compensation Limit, both described above.

Additional Service Credit

The Special Retirement Plan provides for the granting of additional service credit to executives designated by the CEO where it is necessary to do so in order to provide competitive retirement benefits. Messrs. Ward and Gooden have been covered by the Special Retirement Plan’s additional service crediting provisions since September 2, 1995 and December 21, 1996, respectively. Pursuant to the Special Retirement Plan’s applicable service crediting rules, an eligible executive is credited with one additional year of service for each actual year of service worked beginning no earlier than age 45 continuing until age 65. Total service cannot exceed a maximum of 44 years, unless actual service exceeds 44 years. The additional service credit vests upon an executive’s attainment of age 55 and completion of 10 years of actual service. Messrs. Ward and Gooden have attained the maximum levels of creditable service. The additional two-for-one service credits discussed above were awarded in the mid-1990’s under a plan provision that is no longer utilized for new participants.

 2014 Proxy Statement     52

Back to Contents

Executive-Specific Benefits

The Special Retirement Plan allows for the payment of individually negotiated nonqualified pension benefits. Mr. Ward is the only NEO that has such benefits. Mr. Ward’s benefit ensures that any shortfall that may arise under the transfer benefit (from Railroad Retirement to Social Security) will be paid under the Special Retirement Plan.

Form of Payment of Benefits; Certain Forfeiture Provisions

Under the terms of the Special Retirement Plan, nonqualified pension benefits can be paid in the same form as under the Pension Plan, except that Messrs. Ward and Gooden were permitted and elected to receive their Special Retirement Plan pension benefits in the form of a lump sum. Pension benefits under the Special Retirement Plan are subject to:

(i) suspension and possible forfeiture if a retired executive competes with the Company or engages in acts detrimental to the Company; or (ii) forfeiture if an executive is terminated for engaging in acts detrimental to the Company.

Under the current terms of the Special Retirement Plan, unless an employee has elected otherwise, within 45 days after a change-in-control, the employee is entitled to a lump sum payment equal to the actuarial present value of his or her accrued benefit under the Special Retirement Plan. The valuation method and actuarial factors used to determine the present value of accumulated benefits shown in the Pension Benefits Table for the Special Retirement Plan are described in CSX’s 2013 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The Nonqualified Deferred Compensation Table presents a summary of 2013 contributions made under the EDCP, CSX’s current executive nonqualified deferral program, as well as 2013 earnings, distributions, and year-end balances. Two types of deferrals are represented below: cash deferrals and stock deferrals. Cash deferrals include deferred portions of an NEO’s base salary and short-term incentive payments. Stock deferrals include deferred portions of compensation payable in the form of CSX common stock.

	Executive	Registrant
	Contributions	Contributions	Aggregate	Aggregate	Aggregate
	Last Fiscal	Last Fiscal	Earnings	Distributions	Balance Last
	Year(1)	Year(2)	Last Fiscal Year(3)	Last Fiscal Year(4)	Fiscal Year
Name	($)	($)	($)	($)	($)
Michael J. Ward	-	-	$3,950,237	$234,409	$11,942,445
Oscar Munoz	$27,613	$16,108	$54,791	-	$1,274,627
Fredrik J. Eliasson	$16,657	$9,716	$357	-	$24,395
Clarence W. Gooden	$21,613	$12,608	$81,287	-	$335,044
Ellen M. Fitzsimmons	$16,657	$9,716	$218,995	$11,749	$755,247
(1)	Executive Contributions Last Fiscal Year—Executive contributions in 2013 under the CSX Executive’s Deferred Compensation Plan are also reported in the Salary column of the Summary Compensation Table.
(2)	Registrant Contributions Last Fiscal Year—Company contributions in 2013 are also reported in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate Earnings Last Fiscal Year—Earnings on cash deferrals include the total gains and losses credited in 2013 based on the hypothetical investment of those amounts in the manner described below. Earnings on stock deferrals reflect the difference between the closing stock price at the end of 2012 and 2013, plus any dividends credited in 2013.
(4)	Aggregate Distributions Last Fiscal Year—Mr. Ward’s and Ms. Fitzsimmons’ distributions are dividends credited in 2013 on deferred stock balances that were paid out in the form of cash.

Eligible Deferrals

Under the EDCP, participants are entitled to elect to defer up to: (i) 75% of base pay; (ii) 100% of awards payable in cash under CSX’s incentive compensation plans; and (iii) 100% of performance units payable in the form of stock. Participants also are entitled to matching contributions based on the amount of additional matching contributions that the NEO would have received under CSX’s 401(k) plan assuming that: (i) certain Code limits did not apply; and (ii) contributions made under the EDCP were instead made under CSX’s 401(k) plan.

Investment of Deferred Amounts

In accordance with a participant’s individual elections, deferred amounts, other than stock awards, are treated as if they were invested among the investment funds available under the qualified 401(k) plan. Participants may elect to change the investment of deferred amounts, other than deferred stock awards.

 2014 Proxy Statement     53

Back to Contents

Timing and Form of Payments

EDCP participants may elect to receive payment of their deferred amounts, including earnings, upon separation from service, the attainment of a specified date, or upon a change-in-control. Participants may elect to receive payment in the form of a lump sum or in semi-annual installments over a number of years not in excess of 20 years.

A participant may apply for accelerated payment of deferred amounts in the event of certain hardships and unforeseeable emergencies. A participant also may elect to receive accelerated distribution of amounts deferred before January 1, 2005 (and earnings thereon) other than for hardship or an unforeseeable emergency, but the participant is required to forfeit a percentage of the amount to be distributed. Under the EDCP, cash deferrals are distributed in the form of cash and deferred stock awards are paid in the form of CSX common stock.

Post-Termination and Change-In-Control Payments

Do NEOs participate in a severance plan?

The Company covers its NEOs under the same severance plan available to all employees and does not generally provide for any special termination of employment payments or benefits that favor the NEOs. The Company currently does not have any severance agreements in place with its NEOs that would provide special termination payments or benefits.

Are there any special vesting rules in the event of severance?

No. However, in the case of separation due to retirement, death or disability with respect to pending short-term incentives and equity-based awards, all employees receive a pro-rata award based on the number of months elapsed between the date of grant and the date of separation.

Do the NEOs participate in Change-in-Control Agreements?

Yes. Each of the NEOs participates in a Change-in-Control Agreement with a three-year term ending in 2014, unless renewed.

How is change-in-control defined?

Under the agreements described below, a “change-in-control” generally includes any of the following:

•	the acquisition of beneficial ownership of 20% or more of CSX’s outstanding common stock or the combined voting power of CSX’s outstanding voting stock by an individual or group as defined under applicable SEC rules;

•	if individuals, who as of the date of the Change-in-Control Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group (as defined under applicable SEC rules);

•	a business combination (such as a merger, consolidation or disposition of substantially all of the assets of CSX or its principal subsidiary), excluding business combinations that will not result in a change in the equity and voting interests held in CSX, or a change in the composition of the Board, over a specified percentage; or

•	the liquidation or dissolution of CSX or its principal subsidiary.

Each Change-in-Control Agreement provides for salary and certain benefits to be continued at no less than specified levels generally for a period of up to three years after a change-in-control (the “Employment Period”), and for certain payments and other benefits to be paid or provided by CSX upon an executive’s termination of employment within the Employment Period. No payments have been made to any NEO pursuant to the Change-in-Control Agreements.

 2014 Proxy Statement     54

Back to Contents

What benefits are provided during the employment period where no termination has occurred?

During the Employment Period, CSX is required to:

•	pay the executive an annual base salary that is at least equal to the highest base salary payable to the executive in the 12-month period immediately preceding the Employment Period (although certain reductions in salary that are also applicable to similarly situated peer executives may be permitted);

•	provide the executive with an opportunity to earn an annual incentive at a minimum, target and maximum level that is not less favorable than the executive’s opportunity to earn such annual incentives prior to the
Employment Period (although certain reductions also applicable to similarly situated peer executives may be permitted); and

•	cause the executive to be eligible to participate in incentive, retirement, welfare and other benefit plans and to benefit from paid vacation and other policies of CSX and its affiliates, on a basis not less favorable than the benefits generally available to the executive before the Employment Period (or the benefits generally available to peer executives at any time after the beginning of the Employment Period, whichever is more favorable).

What benefits are provided if the NEO is terminated?

Under the Change-in-Control Agreements, CSX will provide severance payments and other benefits to NEOs upon their termination of employment during the Employment Period. The amount of benefits depends on the reason for termination as discussed below.

Termination Without “Cause” or Resignation for “Good Reason”; “Constructive Termination.” CSX will pay to the executive the severance benefits described below if, during the Employment Period, CSX terminates the executive’s employment without “cause”, the executive resigns for “good reason” or upon a “constructive termination.” An executive whose employment is terminated without “cause” in anticipation of a change-in-control is also entitled to the following benefits.

Cash Severance Payment—A lump sum cash payment equal to the sum of the following:

•	the executive’s accrued pay (unpaid salary and unused vacation) and pro-rated bonus determined using the current target bonus; and

•	2.99 times the sum of the executive’s annual base salary and the executive’s “target bonus” (the Company provides the best-net-benefit meaning that to the extent that an executive would have a higher net benefit if the executive avoided excise taxes due to an excess parachute payment, the Change-in-Control Agreement provides for an automatic downward adjustment to prevent an excess parachute payment).

Medical and Other Welfare Benefits—The equivalent of continued medical and life insurance and other welfare benefit plan coverage for three years after termination of employment at a level at least as favorable as the benefits provided to the executive during the Employment Period (or the benefits then generally available to peer executives, whichever is more favorable).

Outplacement—Outplacement services at a cost to CSX not to exceed $20,000.

Termination for Other Reasons—If the executive’s employment is terminated due to the executive’s death or disability, or voluntarily by the executive, CSX will make a lump sum cash payment equal to the executive’s accrued pay (which includes unpaid base salary and unused vacation). If the executive’s employment is terminated by CSX for “cause,” CSX will pay the executive a lump-sum cash payment of any unpaid portion of his or her annual base salary through the date of termination.

Definitions:

“Good reason” generally refers to the occurrence of any of the following:

•	the assignment to the executive of duties inconsistent with, or a diminution of, his or her position, authority, duties or responsibilities;

•	any failure of CSX to comply with its compensation obligations during the Employment Period;

•	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before;

•	any purported termination by CSX of the executive’s employment other than as permitted by the Change-in-Control Agreements; or

•	any failure of CSX to require a successor to assume the Change-in-Control Agreement.

“Constructive termination” applies in the case of a business combination subject to the approval of the Surface Transportation Board, and refers to the occurrence of any of the following during the portion of the Employment Period prior to that agency’s final decision:

•	the substantial diminution of the executive’s duties or responsibilities;
•	a reduction in compensation payable during the Employment Period (other than a reduction in incentive opportunities, benefits and perquisites where the executive’s peer executives suffer a comparable reduction);

•	CSX’s requiring the executive to be based more than 35 miles from his or her location or to travel on business to a materially greater extent than before; or

•	any purported termination by CSX of the executive’s employment other than for “cause.”

“Cause” generally refers to: (i) the willful and continued failure of the executive to perform his or her duties to CSX; or (ii) the willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to CSX.

“Disability” generally refers to the executive’s absence from duties for 180 consecutive business days as a result of total and permanent mental or physical illness.

 2014 Proxy Statement     55

Back to Contents

Potential Payouts Under Change-In-Control Agreements

The following table presents the severance benefits to which each of the NEOs would be entitled as of December 27, 2013 under his or her Change-in-Control Agreement upon the hypothetical termination of employment following a change-in-control: (i) by CSX other than for “cause” or “disability”; (ii) by the executive for “good reason”; or (iii) upon a “constructive termination.” A change-in-control would not result in retirement benefit increases or excise tax gross ups. Further, the pro-rata bonus payment would be based on target bonus instead of the highest annual bonus.

		Pro-rata Bonus		Welfare Benefit		Aggregate
Name	Severance(1)	Payment(2)	Equity(3)	Values(4)	Outplacement(5)	Payments
Michael J. Ward	$7,893,600	$1,440,000	$24,865,665	$56,322	$20,000	$34,275,587
Oscar Munoz	$4,260,750	$675,000	$7,931,666	$58,896	$20,000	$12,946,312
Fredrik J. Eliasson	$3,124,550	$495,000	$5,967,718	$56,322	$20,000	$9,663,590
Clarence W. Gooden	$3,692,650	$585,000	$7,885,893	$50,382	$20,000	$12,233,925
Ellen M. Fitzsimmons	$2,960,100	$440,000	$5,461,440	$56,837	$20,000	$8,938,377
(1)	Severance—Severance payment equal to 2.99 times the sum of the executive’s annual base salary at the time of the termination and the “target bonus.”
(2)	Pro-rata Target Bonus Payment—The “target bonus” pro-rated for the number of days in the calendar year prior to a hypothetical termination of employment as of December 27, 2013.
(3)	Equity—Full LTIP payout based on 100% attainment of target levels under the 2011-2013, 2012-2014 and 2013-2015 LTIP cycles, as well as payout based on full vesting of outstanding RSUs and restricted stock awards as of December 27, 2013, at a stock price of $28.29.
(4)	Welfare Benefits Values—Estimated values associated with the continuation of medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance for three years post-termination following a change-in-control.
(5)	Outplacement—Executive is provided with outplacement services not to exceed $20,000.

Does the Company provide tax gross-ups for excess parachute payments?

No. The Company does not provide gross-up payments for excess parachute payments.

Is there a confidentiality clause in the Change-in-Control Agreements?

Yes. Each of the Change-in-Control Agreements requires the NEO to keep confidential any proprietary information or data relating to CSX and its affiliates. After termination of employment, an executive may not disclose confidential information without prior written permission from CSX.

Are there any other “change-in-control” rights available to the NEOs other than those contained in the executive’s Change-in-Control Agreements?

Yes. Pursuant to the terms of the Stock Plan, in the event of a change-in-control combined with involuntary employment termination, equity awards are impacted as follows:

•	Performance grants at target levels and RSUs are payable immediately in cash; and

•	Restricted stock immediately vests.

What is the impact of a change-in-control on deferred compensation and retirement plan benefits?

In accordance with the terms of the EDCP, distribution of the entire account balance shall be made to participants upon a change-in-control unless the individual participant elects otherwise. As discussed in the narrative accompanying the Pension Benefits Table, the Special Retirement Plan also contains certain change-in-control provisions.

 2014 Proxy Statement     56

Back to Contents

REPORT OF THE COMPENSATION COMMITTEE

February 12, 2014

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and on the discussion described above, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Steven T. Halverson, Chair
Donna M. Alvarado
Edward J. Kelly, III
Donald J. Shepard
J. Steven Whisler

 2014 Proxy Statement     57

Back to Contents
ITEM 3:	ADVISORY VOTE TO APPROVE THE COMPENSATION OF CSX’S NAMED EXECUTIVE OFFICERS

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, CSX is providing shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our NEOs, which is described in the CD&A section of this Proxy Statement. Accordingly, the following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of CSX Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in the CD&A, the Company’s executive compensation program is designed to align executive pay with the Company’s financial performance and the creation of sustainable long-term shareholder value. The compensation program is structured to provide a competitive level of compensation necessary to attract and retain talented and experienced executives and to motivate them to achieve short-term and long-term strategic goals. In order to align executive pay with the Company’s financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based long-term equity incentive awards. The Company makes compensation payout decisions based on an assessment of the Company’s performance as well as the performance of each executive against goals that promote CSX’s success by focusing on shareholders, customers, employees and the communities in which we operate.

Shareholders are urged to read the CD&A, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement, which more thoroughly discuss the Company’s compensation policies and procedures. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s overall pay-for-performance compensation philosophy.

While this advisory vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duties on, the Company or the Board. The Board and the Compensation Committee, which is comprised entirely of independent directors, will consider the outcome of the vote when developing future executive compensation programs.

The Board unanimously recommends that shareholders vote “FOR” this proposal to approve the compensation of the company’s named executive officers.

 2014 Proxy Statement     58

Back to Contents

ITEM 4:	SHAREHOLDER PROPOSAL REQUESTING BOARD ACTION TO ALLOW SHAREHOLDERS TO ACT BY WRITTEN CONSENT

The CSX Board of Directors opposes this shareholder proposal for the reasons set forth below. Shareholders should be aware that, even if approved, the proposal is not binding on the Board. Although the Board will consider the shareholders’ wishes as expressed at the Annual Meeting, such a proposal may not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its shareholders.

Management has been advised that William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, the owner of at least 500 shares of CSX common stock, intends to submit the following proposal at the 2014 Annual Meeting:

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance as reported in 2013:

GMI Ratings, an independent investment research firm rated our company D for its executive pay. CSX did not disclose specific performance target objectives for its CEO and CSX can pay long-term incentive pay to its CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination. Plus there was the potential for a lucrative golden parachute.

GMI Ratings’ Environmental, Social and Governance (ESG) grade for CSX was D. ESG ratings evaluate the sustainable investment value of public corporations. GMI also said there were forensic accounting ratios related to asset-liability valuation that had extreme values either relative to industry peers or to our company’s own history.

David Ratcliffe was negatively flagged by GMI due to his involvement with Mississippi Chemical Corporation Board, which filed for reorganization under Chapter 11. Mr. Ratcliffe was also on 3 of our board committees. Edward Kelly, our Lead Director, had the longest tenure on our board which detracts from his independence. Plus, Mr. Kelly served on 3 of our board committees including our executive pay committee. GMI said not one member of our audit committee had substantial industry knowledge and not one independent director had general expertise in risk management.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 4

The Board unanimously recommends that shareholders vote “AGAINST” this proposal.

The Board believes shareholder action should only be taken at appropriately called shareholder meetings. Such meetings provide the opportunity for discussion and interaction among shareholders, the Board and management so that all points of view may be adequately considered prior to a vote.

The Company’s current governance procedures provide meaningful and transparent opportunities for all shareholders to participate in important governance matters. Among other things:

•	the Company’s bylaws provide that a special meeting of shareholders can be called by any shareholder or group of shareholders owning at least 15% of the Company’s outstanding stock;

•	shareholders can vote on important matters during the Company’s annual meetings;

•	each of the Company’s directors is elected annually, and a majority voting standard is used in uncontested situations; and

•	shareholders can otherwise communicate with the Board, including with our independent Presiding Director, between shareholder meetings on important governance matters.

The Board believes that every shareholder should have the opportunity to consider and vote upon shareholder actions. Because shareholder action by written consent does not require advance notice or communication to all shareholders, it deprives all shareholders of the opportunity to discuss, deliberate and vote on important matters. A group of shareholders acting by written consent could take significant actions, such as replacing the Company’s directors or acting on a proposal to sell the Company, without the knowledge or participation of a significant number of the Company’s shareholders. These shareholders would not have any opportunity to voice their opinions regarding the action being taken.

Given the Company’s current governance procedures, the Board believes the adoption of this proposal is not only inappropriate but also unnecessary. As noted above, in addition to the annual meeting, shareholders holding far fewer shares than the majority required to act by written consent as contemplated by this proposal already have the ability to cause important matters to be addressed at a special meeting that requires notice to, and permits the involvement of, all shareholders.

Finally, as you consider the proposal, you should be aware that the Company is obligated to include the proposal in these materials in the form it was submitted. The Company believes that some of the statements in the proposal are demonstrably false or misleading. For example, the supporting

 2014 Proxy Statement     59

Back to Contents

statement claims that none of our directors have “general expertise in risk management” and that none of our Audit Committee members have “substantial industry experience.” These statements are not supported by the facts as described elsewhere in this Proxy Statement. We encourage you to read the background information under “Election of Directors” for more information about the experience and background of CSX’s directors.

Although there are other statements in the proponent’s supporting statement that the Company believes are potentially misleading, we will limit our response here to the core governance question raised by the proposal. In that regard, we believe that requiring a meeting in order for shareholder action to be taken is an important way to protect the interests of all shareholders. Accordingly, the Board urges you to reject this proposal.

FOR THE FOREGOING REASONS, THE BOARD DOES NOT BELIEVE THIS PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY. THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS PROPOSAL.

 2014 Proxy Statement     60

Back to Contents

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 7, 2014, the beneficial ownership of the Company’s common stock by each of the executive officers named in the Summary Compensation Table, by Directors and nominees, by each person believed by the Company to beneficially own more than five percent of the Company’s common stock, and by all current executive officers and Directors of the Company as a group. The business address of each of the Company’s Directors and executive officers is CSX Corporation, 500 Water Street, Jacksonville, FL 32202.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Class(3)
Donna M. Alvarado	96,738	*
John B. Breaux	158,250	*
Pamela L. Carter	26,927	*
Steven T. Halverson	99,290	*
Edward J. Kelly, III	183,827	*
Gilbert H. Lamphere	191,757	*
John D. McPherson	77,199	*
Timothy T. O’Toole	73,020	*
David M. Ratcliffe	207,829	*
Donald J. Shepard	238,829	*
J.C. Watts, Jr.	21,560	*
J. Steven Whisler	25,314	*
Michael J. Ward(4)	1,126,883	*
Oscar Munoz	653,234	*
Fredrik J. Eliasson	134,105	*
Clarence W. Gooden(5)	610,809	*
Ellen M. Fitzsimmons	410,250	*
Lisa A. Mancini	207,569	*
Executive officers as a group (a total of 19 including those named above and all Directors and nominees)	4,695,660	*
Capital Research Global Investors(6)	87,716,051	8.70%
333 South Hope Street
Los Angeles, CA 90071

(1)	Except as otherwise noted, the persons listed have sole voting power as to all shares reported, including shares held in trust under certain deferred compensation plans, and also have investment power except with respect to certain shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust.

(2)	There were no options outstanding as of December 27, 2013.

(3)	Based on 1,005,387,027 shares outstanding on March 7, 2014, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than 1% of class.

(4)	Mr. Ward’s ownership includes 210,000 shares held in a family member’s trust over which he has voting and investment power.

(5)	The ownership of Mr. Gooden includes 164,274 shares held in a family member’s trust over which he has voting and investment power.

(6)	As disclosed in its Schedule 13G/A filed on February 13, 2014.

 2014 Proxy Statement     61

Back to Contents

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the Company’s equity compensation plans as of December 27, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1) (in thousands)
Equity compensation plans approved by security holders	–	$–	34,911
Equity compensation plans not approved by security holders	–	–	–
TOTAL	–	$–	34,911

(1)	The number of shares remaining available for future issuance under plans approved by shareholders includes 34,910,671 shares available for grant in the form of stock options, performance grants, restricted stock, stock appreciation rights and stock awards pursuant to the 2010 CSX Stock and Incentive Award Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and Directors, and any certain persons owning more than 10% of a class of the Company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4 and 5, the Company believes that the Company’s executive officers and Directors complied with the SEC’s reporting requirements with respect to transactions that occurred during fiscal 2013.

“HOUSEHOLDING” OF PROXY MATERIALS

In December 2000, the SEC adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

As in the past few years, a number of brokers with account holders who are CSX shareholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to CSX shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or write us at CSX Corporation, Office of the Corporate Secretary, 500 Water Street, C160, Jacksonville, FL 32202, or by telephone at (904) 366-4242.

Shareholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

 2014 Proxy Statement     62

Back to Contents

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders Meeting to be Held on May 7, 2014. The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules adopted by the SEC, we are making our proxy materials available to our shareholders electronically via the Internet. We have mailed many of our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Annual Report on Form 10-K

Our 2013 Annual Report on Form 10-K (without exhibits) is available on www.csx.com or the report (with exhibits) is available at the website maintained by the SEC (www.sec.gov). The information on our website is not part of this Proxy Statement. You may submit a request for a printed version of the Annual Report in one of the following manners:

•	Send your request by mail to CSX Corporation, Investor Relations, 500 Water Street, Jacksonville, Florida 32202; or
•	Call CSX Investor Relations at (904) 366-5353.

March 26, 2014

By Order of the Board of Directors

Ellen M. Fitzsimmons

Executive Vice President-Law and Public Affairs

General Counsel and Corporate Secretary

 2014 Proxy Statement     63

Back to Contents

Intentionally left blank.

 2014 Proxy Statement     64

Back to Contents

Thank you for being a CSX shareholder!

CSX AWARDS

- Highest-ranked transportation company (#19) on IDG's Computerworld's "100 Best Places to Work in IT"
- Named to the Dow Jones Sustainability Index for North America for the third consecutive year
- Named among Most Valued Employers for Military by CivilianJobs.com
- Recognized on the CDP S&P 500 Carbon Performance Leadership Index (the only railroad among five industrial companies to earn a spot on the CDP Climate Performance Leadership Index)
- Ranked in Noteworthy 25 for 2013 and #1 of Top 10 Companies for Veterans by DiversityInc. Magazine
- Named a 2013 Best Diversity Company by Diversity Careers in Engineering & Information Technology
- Ranked in the Top 10 of 40 industrial companies on the 2013 Global Climate Performance Leadership Index
- Ranked #2 for 2013 and #4 for 2014 in GI Jobs Magazine's Most Military Friendly Employers

CSX is fully committed to being a responsible corporate citizen and recognizes that safety, community involvement and environmental stewardship help us to better serve our customers, shareholders and neighboring communities. To learn more about CSX, please visit our website, *www.csx.com.*

If you have a smartphone*; you can scan the QR codes below for more information.

* *Some smartphones will require the installation of a reader to scan the code.*

CSX Proxy Statement	2013 CSX Annual Report	2012 CSX Sustainability Report

CSX

How tomorrow moves

CSX CORPORATION
500 WATER STREET
JACKSONVILLE, FL 32202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67691-P47329

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CSX CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. D. M. Alvarado	☐	☐	☐
1b. J. B. Breaux	☐	☐	☐
1c. P. L. Carter	☐	☐	☐
1d. S. T. Halverson	☐	☐	☐
1e. E. J. Kelly, III	☐	☐	☐
1f. G. H. Lamphere	☐	☐	☐
1g. J. D. McPherson	☐	☐	☐
1h. T. T. O'Toole	☐	☐	☐
1i. D. M. Ratcliffe	☐	☐	☐
1j. D. J. Shepard	☐	☐	☐
1k. M. J. Ward	☐	☐	☐

	For	Against	Abstain
1l. J. C. Watts, Jr.	☐	☐	☐
1m. J. S. Whisler	☐	☐	☐
2. The ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2014;	☐	☐	☐
3. Advisory resolution to approve compensation for the company's named executive officers;	☐	☐	☐
4. Shareholder proposal requesting action by the Board of Directors to allow shareholders to act by written consent.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

In appreciation for submitting your vote for the CSX Annual Meeting and to further our commitment to environmental stewardship, a tree will be planted on your behalf in a protected park or wildlife refuge.

Thank You!

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M67692-P47329

CSX CORPORATION
This Proxy is solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 7, 2014

The undersigned hereby appoints MICHAEL J. WARD, ELLEN M. FITZSIMMONS, and NATHAN D. GOLDMAN, and each of them, as proxies, each with full power of substitution, to act and vote the shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2014, at 10:00 a.m. (EDT), at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 and at all adjournments or postponements thereof, and authorizes them to represent and to vote all stock of the undersigned on the proposals listed on the reverse side of this card as directed and, in their discretion, upon such other matters as may properly come before the meeting, all as more fully described in the Proxy Statement.

If no direction is made, the proxy will be voted: (a) "FOR" the election of the director nominees and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy via the Internet or by telephone, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 P.M. Eastern Time on Tuesday, May 6, 2014.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side